EXHIBIT 10.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of July 9, 2012 (the “Effective Date”), by and among FULTON VILLAGE GREEN INVESTORS, LLC (“Pacific”), a California limited liability company, and CWI LAKE ARROWHEAD RESORT, LLC, a Delaware limited liability company (“CWI”).  Pacific and CWI are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party”.  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Exhibit “A” attached hereto and incorporated by this reference.

RECITALS:

A.                                 Pacific is the sole holder of the fee simple interest in the certain real property located at 27984 Hwy 189, Lake Arrowhead, CA 92352, as described on Exhibit “B” attached hereto and incorporated by this reference, together with all appurtenances, buildings, structures (surface and subsurface), installations and other improvements and fixtures as shall constitute real property, currently operated as the “Lake Arrowhead Resort and Spa” (the “Hotel”), including all assets and personal property including, but not limited to, furniture, fixtures, equipment, together with all architectural, engineering and interior blueprints and plans, inventories, supplies, consumables, books, records, deposits, files of the Hotel, and any intangible property including trademarks (collectively referred to as, the “Property”).

B.                                  On March 18, 2011, pursuant to a court order, Jeffrey Kolessar was appointed as the receiver for the Property (“Receiver”), and Receiver retained LARC Associates LLC (“Existing Manager”), an affiliate of GF Management LLC, to manage the Property.  From March 18, 2011 through the later of the Effective Date or the date Receiver is removed (the “Receivership Period”), Receiver and Existing Manager have operated and shall continuously operate as the receiver and hotel manager, respectively, for the Property.

C.                                 Pacific and CWI intend to form CWI-Pacific Lake Arrowhead Resort, LLC, a Delaware limited liability company (the “Venture”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time, and the Parties intend to cause the filing of the Certificate of Formation of the Venture with the Secretary of State of the State of Delaware.

D.                                 On or prior to the Closing Date, Pacific desires to contribute and assign the Property, subject to the Existing Loan, to the Venture in exchange for a mutually agreed upon percentage interest in the capital of, as well as the profits and losses of, the Venture all as set forth as described in the LLC Agreement (as defined below).

E.                                   Concurrently with the formation of the Venture and the execution of the LLC Agreement, Pacific and CWI intend to form Lake Arrowhead Resort Operator, Inc., a Delaware corporation and a taxable “REIT” subsidiary (the “TRS”), which shall be wholly owned and managed by the Venture.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1                            Definitions.  Whenever used herein, all defined words and phrases, unless the context otherwise requires, shall have the meanings assigned to each as set forth and described on Exhibit “A” attached hereto.

ARTICLE 2

CONTRIBUTION OF PROPERTY

2.1                            Contribution of Property.

2.1.1                Pacific Contribution.  Upon the terms and subject to the conditions set forth in this Agreement, Pacific hereby covenants and agrees to (i) contribute, transfer and assign to the Venture, as of the Closing, as a capital contribution, all right, title and interest of Pacific in and to the Property, subject to the Restructured Loan, and (ii) fund to the Venture a cash contribution in the amount of Two Hundred Twenty-Seven Thousand Four Hundred Ten and 47/100 Dollars ($227,410.47) (collectively, the “Pacific Contribution”) which shall be allocated as follows: (a) Twenty-Seven Thousand Four Hundred Ten and 47/100 Dollars ($27,410.47) to satisfy and fully reimburse Receiver for those certain pre-paid expenses incurred by Receiver, and (b) Two Hundred Thousand Dollars ($200,000) (the “Return Reserve”) to be reserved by the Venture and distributed to CWI solely to the extent that CWI fails to receive cumulative distributions equal to a twelve percent (12%) preferred return on the amount of the CWI Capital Contribution, provided that CWI shall not be entitled to any portion of the Return Reserve except as set forth in Section 8.1(b)(ii) of the LLC Agreement (all as more specifically set forth in the LLC Agreement).

2.1.2                CWI Contribution.  Upon the terms and subject to the conditions set forth in this Agreement, CWI hereby covenants and agrees to fund to the Venture a cash contribution in the amount of approximately Eight Million Three Hundred Forty-Five Thousand Three Hundred Five and 49/100 Dollars ($8,345,305.49), as determined based on the underwriting of the Property (as mutually agreed upon by the Parties) and the final determination of capital requirements for the Hotel as set forth in the Closing Statement (collectively, the “CWI Capital Contribution”).  In addition to the CWI Capital Contribution, CWI agrees to reimburse Pacific, as of the Closing, the following amounts which have been previously funded by Pacific: (i) Thirty Thousand Dollars ($30,000) as reimbursement for funds deposited by Pacific with CWI; (ii) One Hundred Thousand Dollars ($100,000) previously deposited with OWB in connection with the contemplated modification of the Existing Loan; and (iii) Seventy Thousand Dollars ($70,000) for attorneys’ fees and other costs of Pacific actually incurred in connection with the drafting and negotiations of this Agreement, the LLC Agreement, the Operating Lease, the New Franchise Agreement, that certain new Management Agreement dated as of the date hereof by and between TRS and New Manager (the “New Management Company”), the Restructured Loan and all other transactions and other agreements contemplated hereunder.

2.1.3                Joint Venture.  To effect the foregoing and simultaneously with the contribution of the Pacific Contribution and the CWI Capital Contribution, the Parties shall simultaneously enter into that certain Limited Liability Company Agreement in the form mutually agreed to by the Parties and attached hereto as Exhibit “E” (the “LLC Agreement”), pursuant to which Pacific and CWI shall become members in the Venture and be issued the membership interests as more specifically set forth therein.  The Venture shall be structured, and Pacific and CWI shall take all actions to comply with all REIT related tax matters including, without limitation, the obligations set forth in Section 6.3 below and the formation of a taxable REIT subsidiary (the “TRS”), which shall be wholly owned and managed by the Venture.  Notwithstanding the foregoing, Pacific acknowledges and agrees that, concurrently with the Closing, Pacific intends to modify and amend the Existing Loan substantially in accordance with that certain term sheet between OWB and Pacific dated September 29, 2011, and in connection with the Restructured Loan, OWB will agree to a cancellation of debt and a reduction in the principal amount of the loan (the “Income Events”), and that pursuant to the Amended and Restated Loan Agreement, the Venture shall, provided certain conditions are met, pursuant to the Conditional Discounted Payoff (as defined in the Amended and Restated Loan Agreement), have the right to payoff the Loan at a discount.  In connection with the Income Events and the Conditional Discounted Payoff, Pacific shall be solely responsible for any and all allocations of income arising under or as the result of such Income Events and/or the Conditional Discounted Payoff and the LLC Agreement shall provide for such allocations and a corresponding adjustment to Pacific’s capital account thereunder in order for all distributions and allocations to function such that any Income Event would not otherwise have any adverse effect on CWI’s right to distributions and/or allocations of income and loss under the LLC Agreement.

2.2                            Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on July 9, 2012 (the “Closing Date”); provided, however, if any of the conditions to Closing set forth in Section 6.1 are not fully satisfied by the Closing or waived by CWI, CWI shall have the option, exercisable by notice delivered to Pacific at any time on or prior to the initial Closing Date, to extend the Closing to July 11, 2012 without the mutual written agreement of the Parties (such date, the “Outside Closing Date”).  If the Closing fails to occur by the Closing Date, or Outside Closing Date, as applicable, and the Closing fails to occur as a result of CWI’s default, Pacific shall have the remedies specified in Section 5.1.  If the Closing fails to occur as a result of Pacific’s default, CWI shall have the remedies specified in Section 5.2.  If the closing fails to occur as the result of the failure of a condition to be satisfied and such failure is not a default by either Party, (i) this Agreement shall automatically terminate and become null and void and of no further force and effect, (ii) each party shall pay one-half (1/2) of the expenses of escrow and (iii) neither Party shall have any further obligation to the other Party hereunder, except the Parties shall continue to be obligated under Sections 4.7 and 5.5 and any other provisions of this Agreement that expressly survive termination (collectively, the “Surviving Obligations”).

2.3                            Due Diligence; Title.

2.3.1                Due Diligence.  Prior to the Effective Date, Pacific provided to CWI any documents set forth in the attached Exhibit “J” to the extent that such items were in Pacific’s possession or control.

2.3.2                Title and Survey.  Pacific has (i) caused Chicago Title Company (the “Title Company”) to deliver to Pacific and CWI a Preliminary Report dated January 6, 2012, Order No. 126745560-X59 (the “Title Report”) with respect to the Hotel, together with complete and legible copies of all instruments and documents referred to therein (collectively, the “PTR Exceptions”), and (ii) delivered to CWI a Proforma ALTA Survey issued by U.S. Surveyor dated December 21, 2011 (the “ALTA Survey”) with respect to the Hotel and all improvements thereon and thereto, together with complete and legible copies of all instruments and documents referred to therein (collectively, the “Survey Exceptions”) (the PTR Exceptions and the Survey Exceptions are collectively referred to herein as the “Title Exceptions”).  At the Closing, the Title Company shall be unconditionally and irrevocably prepared to issue a 2006 ALTA Owner’s (6/17/06) extended coverage policy of title insurance for the Property in form and content substantially similar to and with those title insurance endorsements (the “Title Endorsements”) set forth in, the hand marked proforma attached hereto as Exhibit “C” (the “Proforma Mark-Up”), dated as of the Closing, insuring that the Property is vested in the Venture, with a liability limit in an amount equal to the mutually agreed upon value of the Property with no exceptions other than the Title Exceptions set forth in the Proforma Mark-Up (collectively, the “Permitted Exceptions”) (collectively, the “Title Policy”).  If for any reason, the Title Company is not unconditionally and irrevocably prepared to issue the Title Policy at Closing, either Party shall have the right to terminate this Agreement upon written notice to the other whereupon (i) this Agreement shall automatically terminate and become null and void and of no further force and effect, (ii) each party shall pay one-half (1/2) of the expenses of escrow and (iii) neither Party shall have any further obligation to the other Party hereunder, except for the Surviving Obligations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1                            Pacific’s Representations and Warranties.  Pacific hereby represents and warrants to CWI as follows:

3.1.1                Subject to the approval of OWB and Receiver, Pacific has the right and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement, to contribute, transfer and convey the Property to CWI and to perform its obligations hereunder.

3.1.2                As of the Effective Date, except as set forth on Schedule 3.1.2(a) which refers to those liabilities which will be assumed by the Venture (referred to therein and herein as “Approved Liabilities”) and Schedule 3.1.2(b) which refers to those liabilities which are not assumed by the Venture and remain the sole obligation of Pacific (referred to therein and herein as “Retained Liabilities”), neither Pacific nor any of its Affiliates have (i) entered into any contractual or other obligations or liabilities of any kind (whether written or oral) with respect to the Hotel or any other Property; or (ii) excluding non-material obligations made in the ordinary day-to-day course of business, otherwise incurred any monetary or other obligations of any kind whatsoever with respect to the Hotel or any other Property, in each case which have not been performed, paid or otherwise satisfied in full.

3.1.3                Taxes.

(a)                               Except as set forth on Schedule 3.1.3, prior to the commencement of the Receivership Period, Pacific has filed or caused to be filed (on a timely basis since its inception) all Tax Returns required to be filed with respect to the operations of the Hotel with the appropriate Governmental Authorities and all such Tax Returns are true, correct and complete in all material respects.  To Pacific’s knowledge, Receiver has filed or caused to be filed (on a timely basis during the Receivership Period through and including the Effective Date) all Tax Returns required to be filed with respect to the operations of the Hotel with the appropriate Governmental Authorities and all such Tax Returns are true, correct and complete in all material respects.

(b)                              Except as set forth on Schedule 3.1.3 (referred to therein and herein as “Retained Sales Tax Obligations”), prior to the commencement of the Receivership Period, Pacific paid all Taxes, including penalties and interest that were due on or before such date and during Pacific’s ownership of the Hotel including, without limitation, all sales and use taxes required to be paid or collected during Pacific’s ownership and operation of the Hotel (collectively, “Sales Taxes”) (which amounts have been collected and paid, in the ordinary course of business, to the appropriate Governmental Authority).  To Pacific’s knowledge, Receiver has paid all Taxes, including penalties and interest that are due on or have accrued during the Receivership Period through and including the Effective Date in connection with the ownership and operation of the Hotel.

(c)                               Except as set forth on Schedule 3.1.3, (referred to therein and herein as “Other Retained Tax Obligations”) prior to the commencement of the Receivership Period, Pacific has withheld and paid all Taxes required to have been withheld or paid with respect to its ownership and operation of the Hotel. To Pacific’s knowledge, Receiver has withheld and paid all Taxes required to have been withheld or paid with respect to its ownership and operation of the Hotel.

(d)                              There are no (i) actions currently pending or, to Pacific’s knowledge, threatened against the Hotel by any governmental authority for the assessment or collection of Taxes; (ii) audits or other examinations in progress nor has the Hotel nor Pacific been notified in writing of any request for examination; or (iii) claims for assessment or collection of Taxes that have been asserted in writing against Pacific.  There are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any Tax of Pacific, and Pacific has not requested any extensions of time within which to file any Tax Return.

3.1.4                Subject to the approval of OWB and Receiver, the transfer and delivery of the Property to the Venture as provided hereunder and the performance by Pacific of its obligations under this Agreement will not conflict with or result in the breach of any of the terms of any Permit, agreement or other instrument to which Pacific, or any of its Affiliates, is a party or is otherwise bound.

3.1.5                Neither Pacific, nor any of its managers, nor to Pacific’s knowledge, any of its members, has made, filed or suffered, with respect to any Person or entity, (i) made or threatened to make a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets (other than Receiver); (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets; (v) admitted in writing its inability to pay its debts as they became due; or (vi) made an offer of settlement, extension or composition to all of its creditors generally.

3.1.6                Neither Pacific nor any of its Affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

3.1.7                Except as set forth on Schedule 3.1.7, there is no litigation currently pending that would be likely to have an adverse effect on the Property and the Hotel (including, without limitation, personal injury or property damage, or breach of contract), and neither Pacific nor any of its Affiliates has been served with, nor received any notice threatening, any lawsuit, litigation, arbitration, condemnation or other proceedings that would be likely to have an adverse effect on the Property and/or the Hotel.

3.1.8                Except as set forth on Schedule 3.1.8, neither Pacific nor, to Pacific’s knowledge, Receiver nor Existing Manager, have received written notice from any Governmental Authority declaring that the Property and/or the Hotel is in violation of any applicable federal, state and local Laws, ordinances and regulations (including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended).  Except as set forth on Schedule 3.1.8, to Pacific’s knowledge, no portion of the Property and/or the Hotel in any way constitutes a permitted non-conforming use.  Except as set forth on Schedule 3.1.8, to Pacific’s knowledge, the Hotel is not in violation, in any material respect, of or in material default under any applicable Law.

3.1.9                Employee Benefit Matters.

(a)                               Neither Pacific nor, to Pacific’s knowledge, the Existing Manager nor its ERISA Affiliates sponsors, administers, maintains, contributes to or has any obligation to contribute to, or, has any liability with respect to any (i) employee pension benefit plans (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) (the “Employee Pension Plans”); (ii) employee welfare benefit plans as defined in Section 3(1) of ERISA, whether or not subject to ERISA (“Employee Welfare Plans”); or (iii) plan, program, policy, practice, contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, nonqualified deferred compensation, bonus, pension, profit-sharing, savings retirement, health, medical, dental vision, hospitalization, life, disability, accident, vacation, tuition reimbursement, any supplemental retirement, sick leave, sabbatical, employee relocation, cafeteria benefit (Code Section 125), dependent care (Code Section 129), performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), except such definition shall not include any Employment Agreement (“Other Plans”).

(b)                              Neither Pacific nor, to Pacific’s knowledge, Existing Manager, sponsors, administers, maintains, contributes to or has any obligation to contribute to, or, have any liability with respect to any (i) Employee Pension Plans; (ii) Employee Welfare Plans; or (iii) Other Plans.

(c)                               None of Pacific nor, to Pacific’s knowledge, the Existing Manager nor its ERISA Affiliates sponsors, administers, participates in, contributes to or otherwise has any liability with respect to any (i) employee pension benefit subject to Title IV of ERISA or Section 413 or 430 of the Code; (ii) multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”); (iii) “single employer plan” within the meaning of Section 4001(a)(15) of ERISA; or (iv) “multiple employer plan” (within the meaning of Section 413(c) of the Code), “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA. All plans of the type described in this Section 3.1.9(c) and in Section 3.1.9(a) above shall be collectively referred to as “Employee Benefit Plans.”

(d)                              With respect to each Multiemployer Plan, neither Pacific nor, to Pacific’s knowledge, the Existing Manager, will incur any withdrawal liability or other liability under any Multiemployer Plan including, without limitation, any contractual-based withdrawal or similar liability.

(e)                               Neither Pacific nor, to Pacific’s knowledge, the Existing Manager, is a party to or subject to any Employee Benefit Plan.  There are no (i)  annual reports (Form Series 5500 and all schedules and financial statements and other attachments thereto) required under ERISA or the Code in connection with each Employee Benefit Plan; (ii) material written contracts relating to any Employee Benefit Plan, including administrative service agreements, group insurance contracts, collective bargaining agreements, subscription or participation agreements; (iii)  correspondence to or from any governmental entity relating to any Employee Benefit Plan; (iv)  IRS determinations or opinion letters issued with respect to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; (v)  SAS 115 statements from the past four (4) years; (vi)  minutes or notes of any fiduciary or administrative committee; (vii)  withdrawal liability estimates from any Multiemployer Plan; or (viii) copies of any coverage and non-discrimination testing with respect to each Employee Benefit Plan subject to such testing.

(f)                                  Neither Pacific nor, to Pacific’s knowledge, the Existing Manager, is a party to or subject to any Employee Welfare Plan.

(g)                               Neither Pacific nor, to Pacific’s knowledge, the Existing Manager, and its ERISA Affiliates are liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees or former employees of the Existing Manager (other than routine payments to be made in the normal course of business and consistent with past practice).

(h)                               There are no outstanding stock options or other equity grants with respect to Pacific.  There are no “Rabbi trusts” or similar arrangements.  None of Pacific’s Membership Interests constitute “plan assets” under 29 CFR §2510.3.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan.  Neither Pacific nor, to Pacific’s knowledge, the Existing Manager nor any ERISA Affiliate has ever incurred any penalty or tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(i)                                   With respect to each Pension Plan and Multiemployer Plan: (i) no “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC has occurred, (ii) to Pacific’s knowledge, neither Existing Manager nor any of its ERISA Affiliates has completely or partially withdrawn from any such plan, (iii) no lien has been imposed, whether pursuant to Section 412 or 430 of the Code or Section 302 or 4068 of ERISA or otherwise, (iv) no event or condition has occurred which resulted in the reorganization or insolvency of any such plan under Sections 4241 or 4245 of ERISA, (v) no event or condition which resulted in the termination of any such plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer any such plan under Section 4042 of ERISA has occurred, (vi) no such plan is in "at risk status" within the meaning of Section 430(i) of the Code or is in “endangered status" or "critical status" within the meaning of Section 432(b of the Code, and (vii) no event that caused Pacific, the Existing Manager or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Code has occurred.

3.1.10        Employee and Labor Matters.

(a)                               Pacific has no employees.  Neither Pacific, nor to Pacific’s knowledge, Existing Manager, is a party to nor has any obligation with respect to any Employment Agreements.  To Pacific’s knowledge, no employee or group of employees has any plan to terminate employment with the Existing Manager.

(b)                              Except as set forth on Schedule 3.1.10, to Pacific’s knowledge, the Existing Manager has been and is in compliance in all respects with all applicable federal, state, local and foreign laws and regulations relating to the terms and conditions of employment and employment of labor and labor practices, including, without limitation, wages and hours, labor relations, employment discrimination, immigration laws and regulations, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, employee benefits, leaves of absence, occupational health and safety, workers compensation and unemployment insurance and Pacific has no obligations with respect to any such laws or regulations.  Except as set forth on Schedule 3.1.10, there are no and within the past five (5) years there have been no (i) claims against Pacific or the Existing Manager, under any workers compensation plan or policy or for long term disability; (ii) administrative charges, court complaints or arbitrations pending against Pacific or, to Pacific’s knowledge, pending against Existing Manager and/or threatened against the Existing Manager or Pacific before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency, or arbitrator concerning relating to any labor, safety or employment matters; or (iii) to Pacific’s knowledge, controversies or investigations pending or threatened, between the Existing Manager and any of its respective employees or former employees including any unfair labor practice charge or complaint against the Existing Manager or Pacific pending before the National Labor Relations Board or any other governmental agency.  There are no and within the past five years there have been no labor or employment strikes or work stoppages by any employees, and to Pacific’s knowledge, there are not any facts that would reasonably be expected to result in the commandment of a strike or work stoppage.  Pacific has made available to CWI for inspection copies of all of the Existing Manager’s employee handbooks and employee rules and regulations to the extent such materials where in Pacific’s possession. To Pacific’s knowledge, all of the employees of the Existing Manager have obtained all federal, state or local work permits and licenses necessary for employment.

(c)                               Neither Pacific nor, to Pacific’s knowledge, Existing Manager, is a party to any labor union, collective bargaining, recognition or other labor agreement (collectively, the “Collective Bargaining Agreements”).  To Pacific’s knowledge, no employees are subject to any Collective Bargaining Agreement that has expired, and Pacific has provided CWI with a true and correct copy of any and all such Collective Bargaining Agreements in Pacific’s possession (including any amendments thereto).  To Pacific’s knowledge, the Existing Manager is in full compliance with the terms and conditions of each Collective Bargaining Agreement, and Pacific has no obligations with respected to any such Collective Bargaining Agreement.  To Pacific’s knowledge, no union or labor organization has been certified or recognized as the representative of any employees of the Existing Manager or is seeking such certification or recognition or is attempting to organize any of such employees, nor, to the knowledge of Pacific, has any other Person ever attempted to organize any of such employees.

(d)                              To Pacific’s knowledge, no individual who is or has been classified as an independent contractor is or was improperly classified.  To Pacific’s knowledge, no individual who is or was classified as “exempt” from overtime requirements was improperly classified.  Neither Pacific nor, to Pacific’s knowledge, the Existing Manager, has used the services of any “loan out” or other staffing company.

3.1.11        To Pacific’s knowledge, Schedule 3.1.11 contains true, correct and complete list of all contracts and agreements (whether oral or written) with an annual cost per contract or agreement in excess of Ten Thousand Dollars ($10,000) per annum to which or by which the Hotel or any other Property may be bound (collectively, the “Contracts”).  To Pacific’s knowledge, (a) Pacific has provided CWI with true, correct and complete copies of all written Contracts (including all amendments and/or modifications thereto) and (b) all Contracts are in full force and effect.  Neither Pacific nor, to Pacific’s knowledge, Receiver nor Existing Manager, have entered into any agreements which waive, modify, compromise or amend any of the provisions thereof.  Neither Pacific nor, to Pacific’s knowledge, Receiver nor Existing Manager, have delivered or received a written notice of breach or default under any Contract which has not been cured and, to Pacific’s knowledge, there exists no breach, default, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach or default under any such Contract which has not been cured.

3.1.12        To Pacific’s knowledge, Schedule 3.1.12 contains a true, correct and complete list of all leases, concessions or occupancy agreements in effect by which any of the Property or assets may be bound (collectively, the “Leases”).  To Pacific’s knowledge, Pacific has provided CWI with true, correct and complete copies of all Leases (including all amendments and/or modifications thereto) and all Leases are in full force and effect.  Neither Pacific nor, to Pacific’s knowledge, Receiver nor Existing Manager, have delivered or received a written notice of breach or default under any Lease which has not been cured and, to Pacific’s knowledge, there exists no breach, default, or event or condition which, the giving of notice or the passage of time, or both, would constitute such a breach of default under any such Lease which has not been cured.  To Pacific’s knowledge, all deposits required to have been delivered to the under all Leases have been delivered and are currently being held by Receiver or its designees, as applicable.

3.1.13        To Pacific’s knowledge, Schedule 3.1.13 contains a true, complete and correct list of all Permits required for the ownership, management, occupancy, leasing and operation of the Hotel in the manner currently operated.  Except as set forth on Schedule 3.1.13, neither Pacific nor, to Pacific’s knowledge, Receiver nor Existing Manager, have received written notice of any material violations of any Permit and, to Pacific’s knowledge, no violation or other event has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice could be given has occurred under any Permit which has not been cured.

3.1.14        To Pacific’s knowledge, Schedule 3.1.14 is a true, correct and complete list of all current insurance policies insuring the Hotel and a brief description of the type of policy, deductible, premium, coverage limits, commencement and expiration date, and the carrier for each such policy.  To Pacific’s knowledge, the insurance policies listed on Schedule 3.1.14 are in full force and effect and no written notice of cancellation has been received by Pacific, Receiver or Existing Manager with respect to any such policy and none is threatened.

3.1.15        To Pacific’s knowledge, Schedule 3.1.15 contains a true, complete and correct list of all the material personal property of Pacific and/or Receiver with respect to the ownership and operation of the Hotel, including, without limitation, automobiles and inventories of FF&E and Supplies.  To Pacific’s knowledge, Pacific and/or Receiver own all tangible personal property used in connection with the ownership, operation and maintenance of the Hotel free and clear of any liens, other than the Permitted Exceptions, including OWB’s liens.

3.1.16        To Pacific’s knowledge, there is no Intellectual Property owned by Pacific in connection with the Hotel.  Pacific does not hold any copyrights or trademarks regarding any Intellectual Property.  Pacific holds rights in the name “Lake Arrowhead Resort” and similar names only to the extent Pacific acquired the rights when it purchased the Hotel or subsequently acquired the rights by the use of the name.  To Pacific’s knowledge, Pacific licenses or has the right to use all of the Intellectual Property necessary or required to conduct their respective businesses as currently conducted and no such Intellectual Property has been or is now involved in any cancellation, dispute or litigation and, to Pacific’s knowledge, no such action is threatened.  Neither Pacific nor, to Pacific’s knowledge, any Affiliate thereof has received written notice of any violation of any legal requirements related to the Intellectual Property and to Pacific’s knowledge, no violation has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice would be reasonably likely to be given, which has not been cured.

3.1.17        Except as set forth on Schedule 3.1.17, to Pacific’s knowledge, (i) the Hotel is not in violation (in any material respect) of applicable building codes or zoning laws, or any other applicable Laws (including, without limitation, those regarding land use, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended); and (ii) there exists no structural or other material defect or damage in or to such portions of the Property, whether latent or otherwise, which will materially impair the value of or materially and adversely affect its use or the business operations conducted thereon.  Except as set forth on Schedule 3.1.17, neither Pacific nor any Affiliate thereof, has delivered or received a written notice of non-compliance with respect to any building codes, zoning laws or other applicable Law (including, without limitation, those regarding land use, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended) and, except as set forth on Schedule 3.1.17, to Pacific’s knowledge, no violation has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice could be given has occurred which has not been cured.

3.1.18        Except as set forth on Schedule 3.1.18, any and all construction contracts or development and/or other agreements for the performance of any work on, improvement at or for the benefit of, the Hotel entered into by Pacific or any of its Affiliates prior to the Effective Date have been terminated or completed and fully paid, and there is no amount remaining to be paid under any such construction contracts or development and/or other agreements, nor to Pacific’s knowledge, is any liability or obligation with respect thereto that is reasonably likely to be or become, or give rise to a claim of, lien against the Hotel and/or the Property.

3.1.19        Except as set forth in the Environmental Reports (as defined below) or on Schedule 3.1.19, neither Pacific nor any Affiliates thereof have used, stored, disposed of or released (or permitted to be used, stored, disposed of or released) Hazardous Materials at the Hotel, except for such Hazardous Materials as are used in the ordinary course of business of the Hotel in accordance with Environmental Laws.  Neither Pacific nor any Affiliates thereof have received any written notice of any pending or threatened Action or proceeding arising out of the environmental condition of the Hotels, Hazardous Materials located on the land beneath the Hotel, or any alleged violation of Environmental Law and, to Pacific’s knowledge, no event has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a notice of any pending or threatened Action or proceeding is reasonably likely to be given.

3.1.20        There are no pending eminent domain or condemnation actions with respect to the Hotel and/or any part thereof, and Pacific has not received written notice of any such threatened or contemplated eminent domain or condemnation action.

3.1.21        Pacific has provided to CWI true, correct and complete copies of all financial and other reports Receiver has provided to Pacific during the Receivership Period, which reports may include the Hotel’s total reserves and escrowed funds (including, without limitation, reserves for capital improvements and/or the replacement and repair of FF&E, taxes, etc.).  OWB, Receiver and/or Existing Manager control any and all such amounts and any additional amounts that may be reserved through and including the Closing Date (or the Outside Closing Date, as applicable).

3.1.22        To Pacific’s knowledge, (a) the liquor licenses issued by the State of California Department of Alcoholic Beverage Control (the “ABC”) are held by Existing Manager (as retained by Receiver on behalf of OWB) with respect to the Hotel, (b) each respective liquor license is in full force and effect, (c) there is no investigation pending by the ABC and (d) there has been no event or omission which will threaten the continued effectiveness of such liquor licenses.

For purposes of this Section 3.1, “to Pacific’s knowledge” and words of similar import mean, the actual knowledge of Peter Hollingshead, Thomas Cologna and/or Brian Larson, without imposing or implying any duty of inquiry or investigation except to the extent such representation or warranty is given by Pacific with respect to the actions of Receiver or Existing Manager or any other matter arising during the Receivership Period, in which case Pacific shall have the obligation to make due inquiry of the Receiver and the Existing Manager.  For avoidance of doubt, Pacific shall satisfy the obligation of due inquiry as aforesaid by making a written request of Receiver and of Existing Manager of each of the applicable matters set forth in this Section 3.1 and Receiver’s and/or Existing Manager’s failure to respond despite Pacific’s good faith efforts to inquire shall not result in a breach of Pacific’s obligations hereunder and the knowledge of Receiver or Existing Manager shall not be imputed to Pacific.

3.2                            CWI’s Representations and Warranties.  CWI hereby represents and warrants to Pacific as follows:

3.2.1                CWI has the right and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement to perform its obligations hereunder.

3.2.2                The performance by CWI of its respective obligations under this Agreement will not conflict with or result in the breach of any of the terms of any agreement or instrument to which CWI is a party or is otherwise bound, and no consent from third parties are required for the performance of any obligations hereunder.

3.2.3                Neither CWI nor any of its Affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of

Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

3.3                            Update of Representations and Warranties.  Each of the Parties’ respective representations and warranties set forth in Sections 3.1 and 3.2 shall be deemed to have been remade at and as of the Closing Date (or the Outside Closing Date, as applicable).  Notwithstanding the foregoing, if Pacific’s representations and warranties were true as of the Effective Date, however, Pacific obtains knowledge that any of its respective representations and warranties are not true in all material respects at any time after the Effective Date and prior to or on the Closing Date (or the Outside Closing Date, as applicable), Pacific shall immediately advise CWI in writing of the same and Pacific shall have the option, but not the obligation, to cure same to CWI’s satisfaction (in CWI’s sole and absolute discretion) by the Closing Date (or the Outside Closing Date, as applicable), and upon Pacific’s election to attempt such cure as evidenced by written notice to CWI, the Closing shall, at CWI’s option, be postponed until Pacific’s receipt of proof satisfactory to CWI (in CWI’s sole and absolute discretion) that such matters have been cured; provided, however, if CWI elects not to extend the Closing Date (or the Outside Closing Date, as applicable) or Pacific is unable or unwilling to cure the same within five (5) days after the scheduled Closing Date (or the Outside Closing Date, as applicable), CWI shall have the option either to (a) waive the same by proceeding to close the transaction, or (b) to terminate this Agreement.  In the event CWI elects to terminate this Agreement pursuant to the immediately prior sentence (i) this Agreement shall automatically terminate and become null and void and of no further force and effect, (ii) each party shall pay one-half (1/2) of the expenses of escrow and (iii) neither Party shall have any further obligation to the other Party hereunder, except for the Surviving Obligations.  If CWI elects to waive the same under clause (a) above, it shall be deemed to have waived any liability of Pacific with respect to such representation and warranty.

3.4                            Survival.  Except as expressly set forth in the LLC Agreement, the representations and warranties made in this Agreement shall not merge into any instrument delivered at the Closing but shall survive Closing for a period of eighteen (18) months; provided, however, the representations and warranties set forth in Section 3.1.3 shall survive Closing for a period of twenty-four (24) months (the “Survival Period”).

3.5                            Covenants of Operation.  The Parties acknowledge that Receiver and Existing Manager control the operation of the Property and Pacific has no rights to direct such operations.  The Parties mutual goals are as follows and the Parties will work cooperatively, until the earlier of the termination of this Agreement or the Closing, to cause or suggest to Receiver and Existing Manager the following:

(a)                               at all times from and after the Effective Date until the Closing, conduct its business and operate the Hotel only in a manner consistent with the past practices of the Hotel, and in the ordinary course of business and in compliance with the Existing Loan;

(b)                              use its commercially reasonable efforts to maintain the levels of inventories of FF&E and Supplies at the Hotel at the values or quantity as of the Effective Date, subject in each case, to the sale and replacement of consumable inventory in the normal and ordinary course of operations at the Hotel;

(c)                               timely make all repairs, maintenance, and replacements to keep the Hotel (including, but not limited to, all FF&E and all other personal property) in good operating condition, and not commit any waste of any portion of the Hotel;

(d)                              continue to take guest reservations and to book functions and meetings and otherwise to promote the business of the Hotel in generally the same manner as it did during the twelve (12) months prior to the Effective Date;

(e)                               pay all Sales Taxes due on or which have accrued through the Closing in respect of the operations and use of the Hotel; and

(f)                                  not take the following actions:

(i)                                   sell, refinance or otherwise transfer or otherwise dispose of any Hotel, Property or any other interest in the Hotel other than contemplated by this Agreement;

(ii)                                execute, modify or terminate, or waive any material rights or remedies with respect to any single contract or other commitment of any kind (expressly excluding group bookings or other reservation contracts or commitments in the ordinary course of business) in excess of Ten Thousand Dollars ($10,000) or which is not terminable (without fee or penalty) upon thirty (30) days’ prior notice;

(iii)                        cause or permit the removal of any personal property from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with personal property of equal or greater quality;

(iv)                            grant options or rights to acquire any interest in the Hotel;

(v)                               take any action or execute any agreement that would interfere with or contravenes, or failing to take any action as may be required under applicable laws, for the valid and effective consummation of the transactions provided for in this Agreement;

(vi)                            fail to pay on a current basis all payables which are due and owing as well as any and all obligations and liabilities, fixed or contingent, which are due and owing, including, without limitation, tax obligations;

(vii)                    incur any indebtedness or additional material liabilities (whether contingent or absolute, matured or un-matured, known or unknown) secured by any interest in the Hotel, except for trade debt incurred in the ordinary course of business;

(viii)                      fail to make any payments which are due and owing in connection with the operation and maintenance of the Hotel;

(ix)                            grant any easement, covenant, lien or other encumbrance affecting title to the Hotel; or

(x)                               approve any action to be taken by the Existing Manager under the Existing Management Agreement that requires the consent of “owner” thereunder.

ARTICLE 4

TRANSFER TAX, PRORATIONS AND OTHER CLOSING COSTS

4.1                            Transfer Taxes.  Subject to limitations on liability set forth in Section 4.9 below, Pacific shall be solely responsible for the payment (at Pacific’ sole cost and expense and not as an expense of or reimbursement by the Venture) of any and all documentary transfer taxes and/or similar fees or taxes assessed by San Bernardino County or any other Governmental Authority due in connection with the transactions contemplated hereby (when considered individually or when considered with any prior transfers of any direct or indirect ownership or other individual interests in the Hotel) (“Transfer Taxes”) and shall indemnify, defend and hold harmless CWI and the Venture, from and against any claims and liabilities relating thereto or arising therefrom.

4.2                            Prorations; Credits and Adjustments.

4.2.1                Subject to the cooperation and approval of Existing Manager, Receiver and OWB (to the extent such cooperation and approval is required), all assets and liabilities of the Hotel, determined in accordance with the Uniform System (provided that all non-Hotel assets and liabilities, if any, shall be determined in accordance with generally accepted accounting principles), shall be prorated (whether or not Pacific or the Hotel shall have been invoiced therefor prior to the Cut-Off Time) as of 12:01 a.m. Pacific Daylight Time on the Closing Date (or the Outside Closing Date, as applicable) (the “Cut-Off Time”).  In connection with the foregoing, the Parties shall have prepared a proforma of the accounting for the transaction that reflects how items subject to proration will be accounted for by crediting or debiting appropriate accounts on the balance sheet of Pacific or the Venture either pre or post Closing, respectively (the “Draft Closing Statement”).  The Draft Closing Statement reflects the Parties’ good faith estimate of all of the prorations, credits and/or other adjustments to be made at Closing, a copy of which is attached hereto as Exhibit “D”.  On the day prior to Closing, CWI and Pacific will conduct inventories, examinations and audits of the Property as may be necessary to verify and/or make revisions to the Draft Closing Statement based on such audits, examinations and inventories, and on the night preceding the Closing immediately after the Cut-Off Time, CWI and Pacific will make all final adjustments necessitated by such nights’ operations and prepare a final statement of prorations and adjustments required under this Section 4.2 with such supporting documentation as the Parties hereto may reasonably require being attached thereto (the “Closing Statement”).

All prorations reflected on the Closing Statement shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.

4.2.2                Subject to the cooperation and approval of Existing Manager, Receiver and OWB (to the extent such cooperation and approval is required), the following shall be prorated as of the Cut-Off Time:

(a)                               Taxes (except property taxes which are to be reimbursed to OWB) accrued as of the Cut-Off Time;

(b)                              expenses and other amounts payable under any service contracts or agreements;

(c)                               costs and expenses related to construction, capital improvement and other similar work performed at the Hotel prior to the Cut-Off Time;

(d)                              utility charges (including, without limitation, charges for phone service, cable television, gas, water, sewer and electricity);

(e)                               installments of municipal and other governmental improvement liens and special assessments;

(f)                                  periodic license and permit fees;

(g)                               revenues and expenses from any Hotel guest rooms and facilities (other than those set forth in clause (h) below) occupied on the evening immediately preceding the Cut-Off Time, including any Sales Taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocable to such rooms with respect to the evening immediately preceding the Cut-Off Time, shall be divided 50:50 between OWB and the Venture (where a complete meeting package (“CMP”) guest is staying on a CMP rate, the food and beverage revenues shall be allocated based on whether the applicable meal or service occurred before or after the Cut-Off Time); provided, however, that to the extent that either Pacific or Existing Manager, as applicable, records in the ordinary course the times at which food and beverage sales, telephone, facsimile or data communication, in-room movie, laundry, and other services are ordered by guests, then the same shall be prorated when orders for the same were received.  All revenues from restaurants and other service operations conducted at the Hotel shall be prorated based on whether the same accrued before or after the Cut-Off Time as described in the preceding sentence.  The revenues referred to in this clause (g) are referred to collectively as “guest revenues”;

(h)                          revenues and expenses from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be prorated based on when the function took place.  The revenues referred to in this clause (h) are referred to collectively as “conference revenues”;

(i)                                   the Rooms Ledger;

(j)                                  expenses for food and beverages and reserve stock of linens, towels, paper goods, soaps, cleaning and other supplies;

(k)                              prepaid rents and prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits (including the amount of unredeemed gift certificates, if any) which are not held by and retained by the Venture as of the Cut-Off Time;

(l)                                   accrued but unpaid vested and unvested salary, wages and bonuses, accrued but unpaid health and welfare benefits, accrued but unpaid vested and unvested vacation, sick and personal days, accrued but unpaid vested and unvested fringe benefits, accrued but unpaid employee severance payments, and other accrued but unpaid vested and unvested compensation and fringe benefits;

(m)                           retail sales (including any tax on the sale of any personal property), occupancy and liquor taxes and like impositions accrued as of the Cut-Off Time;

(n)                               revenue relating to the common areas of the Hotel;

(o)                              revenue (after the settlement of applicable commissions and/or costs) relating to vending machines in the Hotel; and

(p)                              such other items as are usually and customarily prorated between buyers and sellers of hotel properties in the area where the Hotel is located.

4.3                            Utilities.  All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing for services prior thereto, which charges shall be allocated to Pacific and paid by Pacific prior to Closing.  All utilities shall be transferred into the name of the Venture at Closing and the Venture shall be responsible for all costs and expenses in connection therewith from and after the Closing Date.  The Venture shall retain any and all utility deposits and Pacific shall be credited in an amount equal to such deposits.

4.4                            Intentionally Omitted.

4.5                            Sales Tax.  The Parties hereby agree that all sales and/or compensating use taxes imposed upon or due in connection with the transactions contemplated hereunder by any Governmental Authority, if any, shall be paid by Pacific.  The Venture shall file all necessary Tax Returns with respect to all such taxes.

4.6                            Post-Closing Prorations.

4.6.1                If accurate prorations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the Parties shall prorate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense.  The obligation of Pacific to pay the Excluded Liabilities in full shall survive the Closing of the transaction contemplated by this Agreement.  If the Parties are unable to agree on any prorated items required to be contained in the Closing Statement at Closing, the Closing shall occur and a preliminary closing statement shall be signed with respect to such amounts and issues that are agreed upon by the Parties.  If any refund of any real property tax, water rates and charges, sewer taxes and rents or similar items is issued after the Cut-Off Time for any period that includes the period prior to the Cut-Off Time, then such refund shall be applied as follows: first, to the cost incurred in obtaining such refund (and appropriately prorated based on the portion of said costs incurred prior to and after the Closing), and second, the balance of such refund, if any, shall be prorated as of the Cut-Off Time.  The provisions of this Section 4.6.1 shall survive the Closing.

4.6.2                Any prorations hereunder which cannot be finally determined as of Closing shall be re-prorated ninety (90) days after Closing to the extent possible consistent with the procedures set forth in Sections 4.2, 4.3, 4.4 and 4.5.  In the event that such re-proration results in an increase to the amount of Excluded Liabilities (the “Excess Liability Amount”), Pacific will be responsible for making up any such underpayment by making a payment to the Venture equal to such Excess Liability Amount within five (5) business days after such final determination.  In the event that such re-proration results in a decrease to the amount of Excluded Liabilities, the Venture will be responsible for making up any such overpayment by reimbursing OWB in the amount equal to such overpayment within five (5) business days after such final determination.

Notwithstanding any other provisions of this Agreement, including Sections 4.1 through 4.6, and Section 4.8, to the contrary, the Parties acknowledge that Pacific has no control over the operation of the Hotel or the proration of any revenues or expenses received or incurred during the Receivership Period.  OWB, Receiver and/or Existing Manager may not permit proration as specified above.  Pacific shall be responsible for any obligations and other liabilities incurred during the Receivership Period that are not satisfied by OWB, Receiver or Existing Manager and no such obligations or other liabilities shall be liabilities of the Venture or part of Assumed Liabilities.

4.7                            Brokers; Commissions.  CWI and Pacific represent and warrant to the other that it has not dealt with any real estate broker in connection with this transaction except that Pacific has engaged Halo Hospitality (“Halo”).  Pacific shall be responsible for all payments to Halo, and neither CWI nor the Venture will pay Halo any fees.  CWI and Pacific agree to indemnify, protect, save and hold forever harmless the other, the trustees and beneficiaries thereof, the agents, employees and representatives thereof (“Indemnitees”) from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including, without limitation, court costs and attorney’s fees and expenses, which Indemnitees may incur, suffer or sustain, or for which Indemnitees may become obligated or liable in connection with a breach of said representation.  The provisions of this Section 4.7 shall survive the Closing and any termination of this Agreement.

4.8                            Escrow and Reserves.  Subject to the approval of OWB and Receiver, any reserves and escrowed deposits for the Hotel shall not be prorated and shall continue to be reserved and/or escrowed with the Hotel in the amounts then accrued as of the Closing and neither Party shall receive a credit or other adjustment in connection therewith.

4.9                            Closing Costs.  The cost of the Title Policy plus the costs of any Transfer Taxes arising out of the transfer of the Property from Pacific to the Venture shall be at Pacific’s sole cost and expense (and not as a cost or expense to CWI and/or the Venture) not to exceed, together with any Transfer Taxes, Thirty Thousand Dollars ($30,000); provided that, in the event that the total costs of the Title Policy and any Transfer Taxes exceeds Thirty Thousand Dollars ($30,000), the Venture shall fund such excess amounts out of the CWI Capital Contribution.

Except as otherwise expressly provided in this ARTICLE 4, or elsewhere in this Agreement, the Venture shall be responsible for paying or reimbursing all other costs and expenses incurred by the Parties in connection with the transactions contemplated by this Agreement.

4.10                    Disputes.  Any dispute between the Parties as to the monetary amount of any such revenues or expenses under this ARTICLE 4 (the “Disputed Amounts”) shall be resolved by binding arbitration conducted by an Expert mutually approved by CWI and Pacific, provided that, in the event that the Parties are unable to agree upon an Expert within such period, the Expert shall be appointed by JAMS within two (2) business days thereafter.  Any arbitration shall be conducted pursuant to the JAMS’ Comprehensive Arbitration Rules and Procedures (the “Rules”); provided, that no discovery shall be permitted other than pursuant to Rule 17(a) of the Rules.  Each Party shall promptly, and in no event later than seven (7) days following appointment of the Expert, submit to the Expert their respective positions with respect to the Disputed Amounts, including their specific valuations or other proposed amounts in connection therewith.  The Expert shall be instructed by the Parties to use its best efforts to make a reasoned final written determination within seven (7) days after the Parties submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the Disputed Amounts, final and binding on the Parties, of the Disputed Amounts presented to it.  The Expert shall rely solely on such written submissions by the Parties with respect to the matters at issue and shall not undertake an independent investigation.  In rendering its decision and any award with respect to any item, the Expert shall be permitted to choose only between the respective amounts or other position set forth by CWI or Pacific, and shall not be permitted to render a decision that does not conform in all respects with either CWI’s or Pacific’ respective amounts or other relief sought.  No Party (or any of their respective Affiliates or representatives) shall have any ex parte communications or meetings with the Expert without the prior consent of the other Party.  As part of the award, the Expert shall designate the Party whose position is upheld, and such prevailing Party shall recover from the other Party all of its reasonably attorneys’ fees, costs and expenses, including its share of the fees and costs paid to the Expert, expert witness fees, compensation for in-house counsel, and all other fees, costs and expenses incurred in connection with the resolution of the Dispute.

ARTICLE 5

REMEDIES

5.1                            CWI’s Default.  In the event that CWI does not terminate this Agreement pursuant to its rights hereunder and all of the conditions to close set forth in Section 6.1 have been satisfied and/or waived, as applicable, and the Closing does not occur on the Closing Date (or the Outside Closing Date, as applicable) as a result of CWI’s breach of this Agreement (e.g., without the material breach or default by Pacific under this Agreement or the failure of a condition to close hereunder that is not a default of CWI), then Pacific shall have the right, after delivery of written notice to CWI of such failure and the expiration of a five (5) business day cure period from delivery of such notice (which five (5) business days shall, if necessary, automatically extend the Closing Date (or the Outside Closing Date, as applicable) to the expiration of such five (5) business day period), to, as its sole remedy for a pre-Closing default, terminate this Agreement by written notice to CWI whereupon (a) this Agreement shall automatically terminate and become null and void and of no further force and effect, (b) CWI shall reimburse Pacific’s actual out of pocket damages incurred in this transaction (including attorneys’ fees) in an amount not to exceed Three Hundred Thousand Dollars ($300,000), (c) CWI shall pay one hundred percent (100%) of the expenses of escrow and (D) neither Party shall have any further obligation to the other Party hereunder, except the Parties shall continue to be obligated by the Surviving Obligations.

5.2                            Pacific’s Default.  In the event that Pacific does not terminate this Agreement pursuant to its rights hereunder and all of the conditions to close set forth in Section 6.2 have been satisfied and/or waived, as applicable, and the Closing does not occur on the Closing Date (or the Outside Closing Date, as applicable) as a result of Pacific’s breach of this Agreement (e.g., without the material breach or default by CWI under this Agreement or the failure of a condition to close hereunder that is not a default of Pacific), then CWI shall have the right, after delivery of written notice to Pacific of such failure and the expiration of a five (5) business day cure period from delivery of such notice (which five (5) business days shall, if necessary, automatically extend the Closing Date (or the Outside Closing Date, as applicable) to the expiration of such five (5) business day period), to, as its sole remedy for a pre-Closing default, either: (i) terminate this Agreement by written notice to Pacific whereupon (a) this Agreement shall automatically terminate and become null and void and of no further force and effect, (b) Pacific shall reimburse CWI’s actual out of pocket damages incurred in this transaction (including attorneys’ fees) in an amount not to exceed Three Hundred Thousand Dollars ($300,000), (c) Pacific shall pay one hundred percent (100%) of the expenses of escrow and (d) neither Party shall have any further obligation to the other Party hereunder, except the Parties shall continue to be obligated by the Surviving Obligations; or (ii) maintain an action for specific performance and in connection therewith, pursue all other rights and remedies at law or in equity.

5.3                            Post Closing Rights and Remedies.  Pacific and CWI shall have the right to exercise all rights and remedies available at law or in equity (including actual damages, but excluding punitive damages, lost profits and other consequential damages) with respect to any breach or default under this Agreement that occurs or that is otherwise discovered after the Closing; provided, however, notwithstanding anything to the contrary in this Agreement or elsewhere, in no event shall any Party be liable for any claim for opportunity costs resulting from the transactions set forth in this Agreement.  If either Party has knowledge (without imposing or implying any duty of inquiry or investigation) of a default or breach prior to Closing and elects to close notwithstanding such knowledge, such Party releases the other Party from any Claims arising out of or relating to such breach or default.  For the sole purpose of this Section 5.3 and notwithstanding anything to the contrary set forth in this Agreement, (a) CWI’s “knowledge” shall mean the actual knowledge of Michael G. Medzigian or Michael C. Coolidge, without imposing or implying any duty of inquiry or investigation; and (b) Pacific’s “knowledge” shall mean the actual knowledge of Peter Hollingshead, Thomas Cologna and/or Bryan Larson, without imposing or implying any duty of inquiry or investigation.

5.4                            Indemnification.  If the Closing occurs, this Section 5.4 shall apply.

5.4.1                Pacific hereby acknowledges, covenants and unconditionally, absolutely and irrevocably agrees to appear, indemnify, protect, defend and hold harmless, as well as reimburse, CWI and its Affiliates and their respective parents, Affiliates, shareholders, officers, directors, members, partners, trustees, agents, representatives and employees (collectively, the “Related Parties”) to the fullest extent provided by law, from and against, and for, any and all liability, claims, acts, actions, causes of actions, claims for relief, judgments, executions, counts, suits, proceedings, demands, lawsuits, claims of indemnity, expenses, pre-litigation procedures, accounts, reckonings, controversies, or any combination of the same, of any nature whatsoever, whether at law or equity, whether arising out of, from or under foreign, federal, state, and/or local law, statute, ordinance, regulation, common law, or any other source of law, whether sounding in contract or tort, or pursuant to statutory remedy, brought by or otherwise commenced on behalf of any third party, including, without limitation OWB (but excluding any defaults under the Restructured Loan) (collectively, “Claims”), and all actual, out-of-pocket and/or, subject to the terms of this Agreement, economic damages, liabilities, any amounts reasonably incurred to settle any Claims, and losses (including, without limitation, reasonable attorneys’ fees and costs, including litigation expenses incurred successfully defending allegations of intentional misconduct) (collectively, “Losses”) (but in all cases without duplication with respect to any and all payments made (i) by or on behalf of Pacific for a breach or default (including, without limitation, payments made with respect to the underlying obligations in order to cure such a breach or default, but expressly excluding payments made with respect to any intentional breach or default) under the certificates and declarations provided to the Title Company in connection with the Closing hereunder (but excluding in either case, fraud or intentional misrepresentation by Pacific (to the extent caused by Pacific’s actions)), or (ii) by Pacific under or in connection with the indemnification provisions set forth in the LLC Agreement) actually incurred by CWI or any Related Parties or the Hotel as a direct result of such Claims, to the extent the Closing occurs and such Claims and Losses result from any of the following (collectively, the “Indemnity Obligations”):

(i)                         any and all Excluded Liabilities;

(ii)                      any breach or default by Pacific of this Agreement including, without limitation, the representations and warranties of Pacific contained in, and as limited under, Section 3.1 of this Agreement (the “Representations and Warranties”);

(iii)                   any failure of the Venture and/or its Subsidiaries to have reported and/or paid any and all Transfer Taxes assessed or assessable by the City of Lake Arrowhead, the Country of San Bernardino and/or any other Governmental Authority arising or related in any way to the transfer of the Property to the Venture (when considered alone or when aggregated with any other transfers, sales or dispositions of interests in the Venture or any of its Affiliates which occurred prior to the Closing), as well as any and all penalties and interest related to any such Transfer Taxes (including, without limitation, costs incurred in connection with or as a result of any audit, tax inquiry or other proceeding), which are assessed against the Venture and/or its Subsidiaries.

5.4.2                In the event that any party making a Claim shall commence or file any lawsuit or proceeding (individually or collectively, a “Proceeding”) against CWI or any of the Related Parties, which Proceeding is reasonably likely to result in any Claim subject to indemnification under this Section 5.4, then Pacific shall either, at its option and within ten (10) business days after notice by CWI to Pacific of the filing or commencement of any such

Proceeding, (a) promptly pay all amounts and otherwise take whatever commercially reasonable actions necessary to dismiss the Proceeding with prejudice; or (b) undertake the defense thereof by counsel chosen by Pacific and approved by CWI (which approval shall not be unreasonably withheld or delayed), in which case (i) Pacific shall be obligated to contest and/or defend CWI or any of the Related Parties against such Proceeding, at Pacific’s sole cost and expense, and shall keep CWI apprised of the current status of such Proceeding at all times; (ii) Pacific shall be liable to CWI for all reasonable costs, and expenses (including, without limitation, reasonable attorneys’ fees, disbursements, and court costs in connection therewith if Pacific fails to perform its defense obligations) actually incurred by CWI in connection with such Proceeding; (iii) CWI shall cooperate in all reasonable respects with Pacific (at Pacific’s sole cost and expense) in the contest and/or defense of such Proceeding; (iv) Pacific shall promptly send to CWI copies of any material documents received by Pacific which relate to such Proceeding; and (v) CWI (or its agent or representative) shall have the right but not the obligation to attend meetings and/or conference calls (including, without limitation, with  such parties and the attorneys and/or representatives retained by Pacific and such parties) and to otherwise monitor any such Proceedings.  Notwithstanding the foregoing, (x) if the joint representation of CWI or the Related Parties (where CWI or the Related Parties are specifically named as parties to the applicable Proceeding) will create either an actual or potential conflict of interest in the defense of a Claim which conflict is unreasonable to waive, including, without limitation, arising under rules of professional responsibility applicable to legal counsel jointly representing CWI or the Related Parties, or material and reasonable divergence of business or litigation interests among the joint clients with respect to strategies or objectives in defending the Claim, or potential liability exposure in connection with such Claim; (y) if CWI reasonably determines that Indemnitor does not have the financial wherewithal to satisfy its respective Indemnity Obligations in any material manner; or (z) if Pacific fails to (A) make one of the requisite elections under clauses (a) or (b) of this Section 5.4.2 prior to the expiration of such ten (10) business day period; or (B) in any way satisfy the foregoing requirements and obligations of this Section 5.4.2, CWI shall have the right, at Pacific’s sole cost and expense, to take whatever commercially reasonable actions are necessary to dismiss the Proceeding or to contest and/or defend itself and the Related Parties against such Proceeding, provided that CWI shall keep Pacific apprised of the current status of such Proceeding at all times.  In connection therewith, Pacific covenants and agrees to pay in advance, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, disbursements, and court costs in connection therewith) actually incurred by CWI in connection with such Proceeding.  Nothing contained in the foregoing or elsewhere in this Agreement shall apply to, or otherwise cause Pacific to pay for, any costs or expenses, including attorneys’ fees, incurred by CWI or the Related Parties in connection with any cross-complaint or other Claims which may be brought by CWI or the Related Parties with respect to the matters which are the subject of any such Proceeding or otherwise.

5.4.3                Unless otherwise provided in this Agreement, the amount(s) of any Claims incurred by CWI, Indemnity Obligations and/or reimbursable expenses due and owing to CWI shall be paid to CWI by Pacific within thirty (30) days of a written demand therefor made by CWI upon Pacific.

5.4.4                Subject to Section 9.17 below, Pacific agrees that, with or without notice or demand, Pacific shall reimburse CWI for all reasonable costs and expenses (including,

without limitation, reasonable attorneys’ fees, disbursements and court costs) incurred by CWI in connection with the enforcement of this Section 5.4, or in any Action or Proceeding brought by CWI against Indemnitor to enforce the Indemnity Obligations or any other obligation of Indemnitor under this Agreement, such reimbursement to be made within thirty (30) days of a written demand therefor.  If Pacific fails to so pay all or any sums due hereunder, the amount of such sums payable by Indemnitor to CWI shall bear interest from the date such amount is payable hereunder at a rate equal to the prevailing prime interest rate as published in The Wall Street Journal plus three percent (3%) per annum (but in no event to exceed the highest permissible legal rate of interest), until CWI receives payment in full (including accrued and unpaid interest thereon).

5.4.5                Each reference herein to CWI shall be deemed to include CWI’s successors and assigns of its membership interest under, and to the extent permitted by, the LLC Agreement in whose favor the provisions of this Agreement shall also inure.  Pacific shall not, in any event or under any circumstance, have the right, without obtaining the prior written approval of CWI (which approval may be granted or withheld in CWI’s sole and absolute discretion), to assign or transfer Pacific’s obligations and liabilities under this Agreement, in whole or in part, to any other Person, party or entity.  Nothing contained in this Section 5.4 shall be deemed to release, reduce or otherwise modify the obligations of Indemnitor under this Agreement.

5.4.6                Pacific is a limited liability company, and the agreements and obligations on the part of Pacific herein contained shall remain in full force and effect notwithstanding any changes in the individuals composing the limited liability company.

5.4.7                Except as provided otherwise herein, no delay on the part of CWI in exercising any right or remedy under this Agreement, or failure to exercise the same, shall operate as a waiver in whole or in part of any such right or remedy.  No notice to or demand on Indemnitor shall be deemed to be a waiver of the obligations of Indemnitor or of the right of CWI to take further action as provided in this Agreement.

5.4.8                Pacific agrees that this Agreement shall continue to be effective, or if previously terminated as a result of Pacific having fulfilled Pacific’s obligations hereunder in full, or as a result of CWI having released Pacific from the obligations and liabilities hereunder, and shall without further act or instrument be reinstated and shall thereafter remain in full force and effect, in either case with the same force and effect as though such payment or portion thereof and not been made, and if applicable, as if such previous termination had not occurred, as the case may be, if at any time any payment or portion thereof is made by or on account of Pacific to CWI, and such payment is set aside by any court or trustee having jurisdiction as a voidable preference or fraudulent conveyance, rescinded or must otherwise be returned by CWI upon insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding involving or affecting Pacific, all as though such payment had not been made, provided that in any such circumstance such payment is returned to and received by Pacific.

5.4.9                Except as otherwise provided in this Agreement, from and after the date hereof, Pacific shall indemnify and defend and hold CWI harmless from and against any and all taxes due and payable by Pacific for any tax accrued prior to the Closing and for all reasonable out-of-pocket third party costs and expenses, including reasonable legal fees and expenses, attributable to any item for which indemnification is this Section 5.4.9.  ARTICLE 4 shall govern Taxes and proration of Taxes accrued during the Receivership Period, including any tax period beginning prior to the Closing Date and ending after the Closing Date

5.5                            Limited Liability.  Notwithstanding anything contained in this Agreement, the LLC Agreement or any other agreement entered into in connection with this Agreement, to the contrary, the obligations of Pacific under this Agreement (including any actual or alleged breach or default by Pacific) do not constitute personal obligations of the individual members, managers, partners, directors or officers of Pacific or Pacific’s members or managers, and CWI shall not seek recourse against the individual members, managers, partners, directors or officers of Pacific or Pacific’s members or managers, or any of their personal assets for satisfaction of any liability with respect to this Agreement.  In addition, notwithstanding anything contained in this Agreement, the LLC Agreement or any other agreement entered into between the Parties (or between or among either of both Parties and any Related Parties) in connection with this Agreement, to the contrary, CWI agrees for itself and the Related Parties (including the Venture) and all of their respective successors and assigns that any liability of Pacific for its obligations under this Agreement (including any liability as a result of any actual or alleged failure, breach or default hereunder by Pacific but specifically excluding any amount of the Holdback used to pay Retained Payables and/or any other amounts due for Retained Payables which shall be retained by Pacific from and after the Closing) and under Section 9.10(b) of the LLC Agreement shall not exceed an aggregate amount of One Million Dollars ($1,000,000) and shall be limited solely to, and CWI’s and the Related Parties (including the Venture), and their respective successors’ and assigns’, sole and exclusive remedy shall be against Pacific’s interest in the Property and the Venture (including any fees or other amounts received by Pacific), and no other assets of Pacific.  Any sums Pacific incurs under Sections 5.1 through 5.4 or any other indemnity or similar provisions of this Agreement or the LLC Agreement (but expressly excluding the Holdback used to pay Retained Payables) shall be credited against such One Million Dollars ($1,000,000) maximum liability of Pacific; provided, however, Pacific acknowledges and agrees that the amount of the Holdback used to pay Retained Payables and/or the amount of any Retained Payables shall not be subject to or act to reduce the One Million Dollars ($1,000,000) cap set forth herein and Pacific shall remain solely liable for such Retained Payables.  This provision shall also apply to Pacific’s obligations under Section 9.10(b) of the LLC Agreement and this provision shall be a part of the LLC Agreement with respect to Pacific’s obligations and liabilities under Section 9.10(b) of the LLC Agreement.   This Section 5.5 shall survive the Closing and any termination of this Agreement.

5.6                            Retained Payables; Holdback.  Pacific shall (a) have cash on hand at Closing in the amount of Fifty-One Thousand Nine Hundred Eighty-One and 90/100 Dollars ($51,981.90) to pay certain Retained Payables as more specifically set forth on the Closing Statement; and (b) deposit with Escrow Agent an amount equal to One Hundred Ninety-Eight Thousand Eighteen and 10/100 Dollars ($198,018.10) (the “Holdback”) to be retained in escrow for twenty-four (24) months following the Closing Date to secure payment and performance of the Retained Payables and/or the Indemnity Obligations pursuant to and in accordance with that certain Holdback Escrow Agreement between the Parties and Escrow Agent in the form attached hereto as Exhibit “F.”  In addition to the initial One Hundred Ninety-Eight Thousand Eighteen and 10/100 Dollars ($198,018.10), Pacific agrees that its’ Asset Management Fee (as defined in the LLC Agreement)

due and payable under the LLC Agreement for the initial twenty-four (24) months thereof shall accrue and be added to the Holdback.  Notwithstanding anything to the contrary contained herein, the Holdback shall not be used to pay amounts prorated as an obligation of Pacific under this Agreement (including, without limitation, Pacific’s obligation to pay the following: any costs and expenses in connection with or as the result of any litigation set forth in Schedule 3.1.7; the Gemstone Settlement; the Retained Sales Tax Obligations; the Other Retained Tax Obligations; and/or any amounts due and owing to Precision Hotel Interiors, Inc., a California corporation (“Precision”) and/or in connection with or related to the arbitration between Pacific and Precision or the bond required under Section 6.1.3); provided, however, CWI acknowledges and agrees that Pacific shall have the right to utilize up to One Hundred Fifty Thousand Dollars ($150,000) of the Holdback to fund accounts receivable from the guest ledger and the city ledger (collectively, the “Ledgers”) as more specifically set forth on the Closing Statement, if at all, or as required to fund any amounts from the Ledgers not yet collected by Receiver as of the date forty-five (45) days after the Closing, in each case, solely on the condition that Pacific shall use its commercially reasonable efforts (at its sole cost and expense) to collect such Ledgers’ accounts receivable whereupon any and all amounts collected in connection therewith shall be deposited directly into the Holdback for the benefit of the Venture in accordance with this Section 5.6.  Pacific’s obligations under this Section 5.6 shall survive the Closing.  Except for Pacific’s obligation to contribute its Asset Management Fee and any collected Ledgers’ accounts receivable as set forth in this Section 5.6, Pacific shall have no obligation to replenish any funds withdrawn from the Holdback.  The Parties acknowledge that Pacific has previously deposited with CWI the amount of One Hundred Thousand Dollars ($100,000) which amount will be transferred by CWI to Escrow Agent and credited against the Holdback.

ARTICLE 6

CONDITIONS TO CLOSING

6.1                            Conditions to CWI’s Obligations.  CWI’s obligation to consummate the acquisition and to make the CWI Capital Contribution contemplated by this Agreement is subject to the satisfaction and fulfillment, as of the Closing, of each of the following conditions precedent:

6.1.1           No Breaches.  Subject to Section 3.3, Pacific’ representations and warranties in Section 3.1 of this Agreement shall be true and correct in all material respects.

6.1.2                No Defaults.  Pacific shall not have materially defaulted in the performance of any of its respective obligations hereunder.

6.1.3                Pacific’s Additional Funding Requirements.  At or prior to Closing, Pacific shall have (a) deposited with Escrow Agent Ninety-Eight Thousand Eighteen and 10/100 Dollars ($98,018.10) in as required under Section 5.6 (together with CWI’s transfer of Pacific’s initial deposit of $100,000), (b) delivered evidence acceptable to CWI and OWB that Pacific has purchased a bond upon terms and conditions required by the Title Company to have that certain mechanic’s lien filed by Precision, permanently removed from the Title Policy, (c) deposited with Escrow Agent an amount equal to satisfy and fully reimburse Receiver for those certain liens paid by the Receiver, which amount is estimated to be Twenty-One Thousand Eight

Hundred Forty-Eight and 38/100 Dollars ($21,848.38), as more specifically set forth in the Closing Statement, (d) deposited with Escrow Agent an amount equal to satisfy and pay in full the amount of all accounts receivable in connection with the Ledgers as required by Receiver and as more specifically set forth in the Closing Statement (provided that Pacific shall have the right to offset such required payment by the $98,018.10 deposited pursuant to clause (a) of this Section 6.1.3 in connection with the payment thereof), and (e) provided proof of payment or funded cash at Closing (and not as part of the Pacific Contribution) to Escrow Agent in the approximate amount of Fifty-Four Thousand Two Hundred Forty-Two and 24/100 Dollars ($54,242.24) for the payment of the Retained Sales Tax Obligations and any Other Retained Tax Obligation.

6.1.4                Liquor Licenses.  CWI shall have received assurances acceptable to CWI (in CWI’s reasonable discretion) that after the Closing the liquor license will remain in full force and effect and liquor sales and operations at the Hotel will continue without interruption following the date thereof;

6.1.5                Title Policy.  The Title Company shall be unconditionally obligated and prepared, subject only to payment of the applicable premium and other related charges, to issue the Title Policy.

6.1.6                OWB Loan.  The Venture shall have secured the Restructured Loan from OWB, with terms and conditions and pursuant to loan documents acceptable to the Parties (in each Party’s respective sole and absolute discretion).

6.1.7                Management Agreement.  Except as may be approved by the Parties under Section 6.1.13, the Existing Management Agreement shall have been terminated by Existing Manager and Receiver effective as of the Closing Date (or the Outside Closing Date, as applicable) and, in furtherance thereof, the Parties shall have received evidence satisfactory to the Parties (in each Party’s reasonable discretion) that all obligations thereunder have been met and that the Existing Management Agreement is terminated.  TRS shall have executed the New Management Agreement, the form, terms and conditions of which shall be acceptable to the Parties (in each Party’s respective sole and absolute discretion).

6.1.8                OWB, Receiver, Existing Manager.  The Parties shall be satisfied (in each Party’s sole and absolute discretion), regarding all matters relating to, or requiring the cooperation and/or approval of OWB, Receiver or Existing Manager, including but not limited to, the timing and terms of the discharge of the Receiver, the timing and terms of the termination of the Existing Management Agreement, the prorations, inventory levels and other matters under ARTICLE 4; and

6.1.9                Auditor’s Report.  CWI shall have received a completed audit of the Property’s net operating income verifying that operating cash flow is not materially less than the amount provided by Receiver and delivered to CWI by Pacific.

6.1.10        Eligible Independent Contractor. New Manager shall meet the requirements of, and maintain its status as, an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Internal Revenue Code of 1986, as amended from time to time (e.g., without limitation, New Manager must be actively engaged in the trade or business of operating “qualified lodging facilities” for persons other that those that are related to CWI or the Venture).  New Manager shall provide any and all supporting evidence requested by CWI of its status as an “eligible independent contractor” to CWI.

6.1.11        Cologna Consent.  Pacific shall use its best efforts to obtain all necessary consents and other applicable documents from Linda Cologna as required to authorize the Pacific Contribution pursuant to and in accordance with the terms of this Agreement, together with such other consents and/or authorizations required by OWB in connection with the Restructured Loan, which consents shall be in the form attached hereto as Exhibit “L”;

6.1.12        Delivery of Documents.  At or prior to Closing, Pacific shall have delivered to CWI, or CWI shall have otherwise received, two (2) fully executed, original counterparts of the following:

(a)                               a deed conveying the fee simple title in the Real Property to the Venture, duly authorized, executed and acknowledged by Seller, in the form attached hereto as Exhibit “O”;

(b)                              the LLC Agreement, dated as of the Closing Date (or the Outside Closing Date, as applicable) duly executed by Pacific and in the form attached hereto as Exhibit “E”;

(c)                               the New Management Agreement, dated as of the Closing Date (or the Outside Closing Date, as applicable), duly executed by TRS and New Manager and in the form attached hereto as Exhibit “G”;

(d)                              the New Franchise Agreement, dated as of the Closing Date (or the Outside Closing Date, as applicable), duly executed by the New Franchisor;

(e)                               a Bill of Sale, Assignment and Assumption Agreement transferring to the Venture all of the personal property, consumables, books and records, service contracts, Leases and Permits, in the form annexed hereto as Exhibit “H”, duly executed and acknowledged by Pacific;

(f)                                  the Foreign Investment in Real Property Tax Act affidavit in substantially the form annexed hereto as Exhibit “I” duly executed by Pacific;

(g)                               a copy of the monthly projections of income, expenses and other items projected for the operation of the Venture, the Hotel, as applicable, for each the remaining calendar months of Fiscal Year 2012 (collectively, the “Monthly Projections”), all of which shall be acceptable to the Parties (in each Party’s respective sole and absolute discretion);

(h)                               a copy of the annual forecasts of the Venture and TRS including an annual operating budget, and estimated receipts and expenses and other items projected for the operation of the Venture, the Hotel, as applicable, for Fiscal Years 2012, 2013, 2014 and 2015 (each, a “Forecast Budget”), all of which shall be acceptable to the Parties (in each Party’s respective sole and absolute discretion);

(i)                                   a consent and acknowledgement from Gemstone Hotels & Resorts, LLC, a Missouri limited liability company (“Gemstone”), duly executed by Gemstone; and

(j)                                  any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

The Closing shall not be deemed to have occurred until each of the deliveries and actions described in this Section 6.1 and Section 6.2 below has occurred or been waived.

6.2                            Conditions to Pacific’ Obligations.  Pacific’ obligation to consummate the transfer and assignment of the Hotel and the Property contemplated by this Agreement is subject to the satisfaction and fulfillment, as of the Closing, of each of the following conditions precedent:

6.2.1                No Breaches.  Subject to Section 3.3, each of CWI’s representations and warranties set forth in Section 3.2 of this Agreement shall be true and correct in all material respects;

6.2.2                No Defaults.  CWI shall not have materially defaulted in the performance of any obligations hereunder

6.2.3                Additional Conditions.  The conditions specified in Sections 6.1.5 through 6.1.8 shall have been satisfied.

6.2.4                Delivery of Documents.  At or prior to Closing, CWI shall have delivered to Pacific, two (2) fully executed, original counterparts of the following:

(a)                               the LLC Agreement, dated as of the Closing Date (or the Outside Closing Date, as applicable) duly executed by CWI and in the form attached hereto as Exhibit “E”;

(b)                              the New Management Agreement, dated as of the Closing Date (or the Outside Closing Date, as applicable), duly executed by TRS and New Manager and in the form attached hereto as Exhibit “G”;

(c)                               the New Franchise Agreement, dated as of the Closing Date (or the Outside Closing Date, as applicable), duly executed by TRS and the New Franchisor;

(d)                              the Operating Lease, dated as of the Closing Date (or the Outside Closing Date, as applicable) duly executed by the Venture and TRS and in the form attached hereto as Exhibit “K”;

(e)                               a Closing Statement approved and executed by CWI;

(f)                                  a copy of the Monthly Projections, all of which shall be acceptable to the Parties (in each Party’s respective sole and absolute discretion);

(g)                               a copy of each Forecast Budget, all of which shall be acceptable to the Parties (in each Party’s respective sole and absolute discretion); and

(h)                               any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

6.2.5                CWI Capital Contribution.  CWI shall have made its CWI Capital Contribution.

The Closing shall not be deemed to have occurred until each of the deliveries and actions described in Sections 6.1 and 6.2 have occurred or been waived.

Neither Party shall be in default under this Agreement for failing to deliver the items specified in Sections 6.1.12(c), (d), (g) or (h), or Sections 6.2.4(b), (c), (f) or (g), if such failure to deliver is not within the delivering Party’s control.

6.3                            Availability of Records.  Pacific acknowledges, agrees and covenants to cooperate with CWI to permit CWI to obtain any information needed from Pacific to enable CWI to file any necessary Tax Returns.  Upon written request of CWI, Pacific shall make its respective records relating to the Hotel available to CWI for inspection, copying and audit by CWI’s designated accountants.  Without limiting the foregoing and in addition thereto, Pacific shall, from time to time, upon reasonable advance notice from CWI, provide CWI and its representatives, agents and employees with access to all financial and other information in its possession relating to Pacific and the Hotel pertaining to the period of ownership and operation of the Hotel, including, without limitation, the information set forth on Exhibit “M” attached hereto, provided that, Pacific acknowledges and agrees to use its commercially reasonable efforts to also provide such additional information which is deemed relevant and reasonably necessary, in the opinion of CWI’s outside, third party accountants (the “Accountants”), to enable CWI and its Accountants to prepare financial statements in compliance with any or all requirements of (i) Rule 3-05 of Regulation S-X of the Securities and Exchange Commission which audit will commence immediately upon closing and which is required to be completed and filed with the Securities and Exchange Commission within seventy-five (75) days after Closing; (ii) any other rule issued by the Securities and Exchange Commission and applicable to CWI; and (iii) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, CWI.  Pacific acknowledges and agrees that the foregoing is a representative description of the information and documentation that CWI and the Accountants may require in order to comply with (i), (ii) and (iii) above.  In connection with the foregoing, and in furtherance of Pacific’s obligations to assist CWI pursuant to this Section 6.3, Pacific covenants and agrees to execute CWI’s form of audit representation letters, the form of which are attached hereto as Exhibit “N.”  Pacific’s obligations under this Section 6.3 shall survive the Closing for a period of twelve (12) months.

ARTICLE 7

WAIVER OF TRIAL BY JURY; CONSENT

7.1                            Waiver.  To the extent permitted by law, CWI and Pacific hereby expressly waive any right to trial by jury of any Claim, demand, Action, cause of action, or Proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the Parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise.  To the extent they may legally do so, CWI and Pacific hereby agree that any such Claim, demand, Action, cause of action, or Proceeding shall be decided by a court trial without a jury and that any Party hereto may file an original counterpart or a copy of this ARTICLE 7 with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

7.2                            Consent to Jurisdiction.  To the fullest extent permitted by law, CWI and Pacific hereby irrevocably consents and agrees, for the benefit of each Party, that any legal Action, suit or Proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement shall be brought in any federal or state court sitting in the Los Angeles, California (the “Designated Courts”), and hereby irrevocably accepts and submits to the jurisdiction of the Designated Courts (and of the appropriate appellate courts of each such Designated Court) with respect to any such Action, suit or Proceeding.  Each Party hereto also hereby irrevocably consents and agrees, for the benefit of each other Party, that any legal Action, suit or Proceeding against it shall brought in any Designated Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Designated Court with respect to any such Action, suit or Proceeding.  Each Party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or Proceedings brought in any such Designated Court and hereby further waives and agrees not to plead or claim in any such Designated Court that any such Action, suit or Proceeding brought therein has been brought in any inconvenient forum.

ARTICLE 8

CASUALTY AND CONDEMNATION

8.1                            Casualty and Condemnation.  If, prior to the Closing, Material Damage occurs or an action with regard to a Material Taking is commenced with respect to the Hotel, then:

(a)                               if, prior to Closing, an action for condemnation or similar taking is commenced or threatened with respect to any portion of the Hotel but the same would not, if consummated, constitute a Material Taking, then CWI shall remain obligated to close hereunder without a reduction to the CWI Capital Contribution but all condemnation proceeds and other awards (other than proceeds and awards not awarded to Pacific or its Affiliates and subject to OWB’s rights) shall be paid to the Venture; or if, prior to Closing, either Party, within five (5) business days of discovery of the action or threatened action regarding a Material Taking may elect to terminate this Agreement by delivery of written notice to the other Party whereupon (i) this Agreement shall automatically terminate and become null and void and of no further force and effect, (ii) each party shall pay one-half (1/2) of the expenses of escrow and (iii) neither Party shall have any further obligation to the other Party hereunder, except the Parties shall continue to be obligated by the Surviving Obligations; provided, however, if both CWI and Pacific elect not to so terminate this Agreement pursuant to the above, then the transactions contemplated hereby shall be closed without a reduction in the CWI Capital Contribution but all condemnation proceeds and other awards (other than proceeds and awards not awarded to Pacific or its Affiliates or subject to OWB’s rights) shall be paid to the Venture; or

(b)                              if, prior to Closing, any of the improvements on the Hotel are damaged or destroyed but such damage does not constitute Material Damage, then CWI shall remain obligated to close hereunder without a reduction in the CWI Capital Contribution but any insurance proceeds and other awards (other than proceeds and awards not owned by Pacific or its Affiliates and subject to OWB’s rights) shall be paid to the Venture and the Venture shall pay any deductible; or, if prior to the Closing, Material Damage occurs, then either Party, within five (5) business days of discovery of the events constituting Material Damage may elect to terminate this Agreement by delivery of written notice to the other Party whereupon (i) this Agreement shall automatically terminate and become null and void and of no further force and effect, (ii) each Party shall pay one-half (1/2) of the expenses of escrow and (iii) neither Party shall have any further obligation to the other Party hereunder, except the Parties shall continue to be obligated by the Surviving Obligations; provided, however, if both CWI and Pacific elect not to so terminate this Agreement pursuant to the above, then the transaction contemplated hereby shall be closed without a reduction in the CWI Capital Contribution and the Venture shall pay any deductible and any insurance proceeds and other awards (other than proceeds and awards not owned by Pacific or its Affiliates or subject to OWB’s rights) shall be paid to the Venture.

ARTICLE 9

MISCELLANEOUS

9.1                            Amendments.  No amendment, modification, supplement or waiver of any provision of this Agreement, or consent to any departure from the terms of this Agreement by any Party hereto shall be effective unless the same shall be in writing and signed by all the Parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2                            Notices.  Any and all notices, approvals, requests, consents, waivers, demands or other communications permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, request, consent, waiver or demand and shall be delivered (i) personally; (ii) by reputable overnight delivery service; (iii) by registered or certified mail, return receipt requested; or (iv) by facsimile with time- and date-stamped confirmation of receipt (provided, however, that a copy of such notice shall be mailed in accordance with the foregoing clause (ii) promptly after the transmission of such facsimile).  All such notices, requests, consents, waivers or demands shall be deemed delivered, as applicable:

(a)                               on the first (1st) business day on or after the date of the personal delivery;

(b)                              on the first (1st) business day on or after the date of the signed receipt for certified or registered mail;

(c)                               on the next business day for overnight delivery service; or

(d)                              on the first (1st) business day on or after the date of receipt for facsimile.

Notices directed to a Party shall be delivered to the parties at the address or facsimile number as set forth below, or at such other address or facsimile number as may be specified by written notice given in conformity with the terms of this Section 9.2:

If to Pacific:

Fulton Village Green LLC

c/o Pacific Capital Investments

3741 Douglas Blvd., Suite 100

Roseville, CA 95661

Attention:  Tom Cologna

Telephone No.:  916.773.3300

Email:  thomasc@pac-cap.com

and

Fulton Village Green LLC

c/o Pacific Capital Investments

3741 Douglas Blvd., Suite 100

Roseville, CA 95661

Attention:  Peter Hollingshead

Telephone No.:  916.773.3300

Email:  phollingshead@pac-cap.com

If to CWI, then to:

Carey Watermark Investors Incorporated

c/o Watermark Capital Partners, LLC

272 E. Deerpath Road, Suite 320

Lake Forest, IL 60045

Attention:  Michael Medzigian

Telephone No.:  847.482.8600

Email:  medzigian@watermarkcap.com

with a copy to:

Paul Hastings LLP

515 S. Flower Street, 25th Floor

Los Angeles, CA  90071

Attention: Rick S. Kirkbride, Esq.

Telephone No.:  213.683.6261

Email:  rickkirkbride@paulhastings.com

Any counsel designated above or any replacement counsel which may be designated by CWI or Pacific or such counsel by written notice to the other Parties is hereby authorized to give notices hereunder on behalf of its client.

9.3                            Further Assurances.  Each Party covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may reasonably be required by the Parties hereto in order to carry out and effectuate fully the transactions herein contemplated in accordance with this Agreement; provided, however, no Party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such Party hereunder or materially reduce the rights and benefits of such Party hereunder.

9.4                            Entire Agreement.  This Agreement, together with the LLC Agreement, constitutes the final, complete and exclusive statement of the agreement of the Parties hereto with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements and understandings.  No Party hereto has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty other than those expressly set forth herein.

9.5                            Execution in Counterparts.  This Agreement may be executed by facsimile signature in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together constitute one and the same instrument.

9.6                            Time.  Time is of the essence in the performance of the Parties’ respective obligations under this Agreement.

9.7                            Amendments.  No amendment, modification or supplement of any provision of this Agreement will be valid or binding unless such amendment, modification or supplement is in writing and signed by all Parties hereto.

9.8                            Waivers.  No waiver of any provision, condition, requirement or breach of or under this Agreement will be effective unless it is in writing and signed by the waiving party.  No such waiver will be deemed to be a waiver of any other provision, condition, requirement or breach, whether or not the waived provision, condition, requirement or breach is similar to such other provision, condition, requirement or breach.  No failure or delay by any Party hereto to exercise any right, power or remedy hereunder in any manner will operate as a waiver thereof or preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.9                            Severability.  Whenever possible, each provision of this Agreement is to be construed in a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court or an arbitral panel of competent jurisdiction to be illegal, invalid or unenforceable under applicable law, then such provision will be ineffective only to the extent of such illegality, invalidity or unenforceability, without affecting the remainder of this Agreement.

9.10                    Construction.  Each Party hereto acknowledges that it and its counsel have participated fully in the negotiation, review and revision of this Agreement.  Accordingly, each provision of this Agreement will be construed according to its fair meaning and not strictly for or against any party, regardless of whether such provision was drafted by or at the request of a particular Party or such Party’s counsel.

9.11                    Headings.  The headings contained in this Agreement are included for convenience only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

9.12                    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, EXCEPT AS SPECIFICALLY APPLIES TO THE REAL PROPERTY RIGHTS OF THE HOTEL, WHICH SHALL BE GOVERNED BY THE JURISDICTION IN WHICH SUCH PROPERTY IS SITUATED, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

9.13                    Cumulative Rights and Remedies.  Except as otherwise specifically provided herein, the rights and remedies provided herein are cumulative and not exclusive of any right or remedy provided by law.

9.14                    Assignment.  Neither this Agreement nor any right, interest nor obligation hereunder may be assigned by either Party (except as otherwise contemplated herein), and any attempt to make any such an assignment shall be null and void.

9.15                    Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

9.16                    No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person or entity other than the Parties hereto and their respective heirs, successors and permitted assigns.

9.17                    Attorneys’ Fees.  If any lawsuit or arbitration or other Legal Proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

9.18                    Exclusivity.  Unless and until the earlier of the termination of this Agreement pursuant to the terms and conditions hereof or the Outside Closing Date, neither Pacific nor any of its Affiliates will sell, refinance or otherwise transfer any direct or indirect interest in the Hotel or the Property and/or offer the Hotel and/or the Property, entertain offers for the Hotel and/or the Property or make information about the Hotel and/or the Property available (for purpose of sale or refinance) to any third party; provided, however, that Pacific shall have no liability to CWI in the event of any actions or omissions by OWB, Receiver or Existing Manager acting independently and without direction from Pacific.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Contribution Agreement to be duly executed as of the date first above written.

Pacific:	FULTON VILLAGE GREEN INVESTORS, LLC,
a California limited liability company

By:

		By:	/s/ Peter Hollingshead
Name: Peter Hollingshead
Title: Manager

CWI:	CWI LAKE ARROWHEAD RESORT, LLC,
a Delaware limited liability company

	By:	/s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: Chief Executive Officer and President

EXHIBIT “A”

DEFINITIONS

“ABC” shall have the meaning set forth in Section 3.1.22.

“Accountants” shall have the meaning set forth in Section 6.3.

“Action” means any action, suit, Proceeding, arbitration or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person or entity, any other Person or entity directly or indirectly controlling, controlled by or under common control with such Person or entity.  For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person or entity, or the power to veto major policy decisions of such Person or entity, whether through the ownership of voting securities, by agreement, or otherwise.  Notwithstanding the foregoing, Carey, CWII and WCP or any entity managed or advised by Carey, CWII or WCP or any subsidiary of any such entities (and without regard to the percentage of equity ownership any of them may have in such entity), shall be deemed “Affiliates” of CWI for all purposes under this Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“ALTA Survey” shall have the meaning set forth in Section 2.3.2.

“Amended and Restated Loan Agreement” means that certain Amended and Restated Loan Agreement by and between the Venture, as borrower, and OWB, as lender.

“Amended Loan Documents” means, collectively, (i) the Amended and Restated Loan Agreement; (ii) that certain Loan Assumption and Modification Agreement dated substantially concurrently herewith by and among Pacific, the Venture, OWB, Peter Hollingshead and Thomas Cologna; (iii) that certain Second Modification of Deed of Trust dated as of the date hereof by the Venture for the benefit of OWB; and (iv) that certain Cash Management Agreement dated as of the date hereof by and between OWB, the Venture, TRS and New Manager.

“Approved Liabilities” shall have the meaning set forth in Section 3.1.2.

“Carey” means W.P. Carey & Co., LLC, a Delaware limited liability company.

“Claims” shall have the meaning set forth in Section 5.4.1.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

A-1

“Closing Statement” shall have the meaning set forth in Section 4.2.1.

“CMP” shall have the meaning set forth in Section 4.2.2(g).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collective Bargaining Agreement” shall have the meaning set forth in Section 3.1.10(c).

“Company” shall have the meaning set forth in Recital B.

“Contracts” shall have the meaning set forth in Section 3.1.11.

“Corporate Approvals” shall have the meaning set forth in Section 6.1.15.

“Cut-Off Time” shall have the meaning set forth in Section 4.2.1.

“CWI” shall have the meaning set forth in the Preamble.

“CWI Capital Contribution” means that certain capital contribution in an amount of approximately Seven Million Seven Hundred Thousand Dollars ($7,700,000) which CWI shall make to the Venture simultaneously with the Closing.

“CWII” means Carey Watermark Investors Incorporated, a Delaware corporation.

“Designated Courts” shall have the meaning set forth in Section 7.2.

“Disputed Amounts” shall have the meaning set forth in Section 4.10.

“Draft Closing Statement” shall have the meaning set forth in Section 4.2.1.

“Due Diligence Period” shall have the meaning set forth in Section 2.3.1.

“Effective Date” shall have the meaning set forth in the Preamble.

“Employee Benefit Plans” shall have the meaning set forth in Section 3.1.9(c).

“Employee Pension Plans” shall have the meaning set forth in Section 3.1.9(a).

“Employee Welfare Plans” shall have the meaning set forth in Section 3.1.9(a).

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract (whether oral or written) between the Existing Manager and any current or former employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract with a current or former employee which is terminable “at will” without any obligation on the part of Existing Manager, Pacific or its

Exhibit “A”-2

Subsidiaries or Affiliates to make any payments or provide any benefits in connection with such termination.

“Environmental Laws” means all federal, state and local laws, statues, rules, codes, ordinances, regulations, orders, judgments, decrees, binding and enforceable guidelines, policies or common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case, to the extent binding, relating to the environment, the protection of health or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials) and the Puerto Rico Environmental Public Policy Act, 12 L.P.R.A. Sec. 8001, et seq., and the rules and regulations promulgated thereunder; any state, local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been treated as a single employer with the Existing Manager or Pacific under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means the Title Company in its capacity as escrow agent.

“Excess Liability Amount” shall have the meaning set forth in Section 4.6.2.

“Excluded Liabilities” means any lien, encumbrance, liability or obligation of any nature whatsoever, whether fixed or contingent, recorded or unrecorded, known or unknown, with respect to the Hotel (to the extent accrued prior to the Receivership Period), whether known to have existed by Pacific at the Closing or otherwise, and whether constituting a breach of any representation or warranty by Pacific set forth in this Agreement or not, including, without limitation, any and all obligations and liabilities that are known to Pacific as of the Closing or become known to Pacific after the Closing for acts or omissions (including, without limitation, personal injury or property damage or breach of contract) the events giving rise to which occurred prior to the Receivership Period (whether known to have existed at the Closing or otherwise), including, but not limited to (subject to the foregoing limitations): (i) indebtedness, obligations and guarantees not included within the definition of Post-Closing Accruals (other than the Existing Loan and the Restructured Loan); (ii) any and all accounts payable or other trade

Exhibit “A”-3

payables not included within the definition of Post-Closing Accruals; (iii) monetary title encumbrances not included in Permitted Exceptions which exist as of the Closing (to the extent not otherwise insured against in and recovered under the Title Policies); (iv) obligations or liabilities relating to acts or omissions of Pacific or any of its respective Affiliates occurring prior to the Closing; (v) to the extent not included within the definition of Post-Closing Accruals, tax obligations, including without limitation, all federal, state, local or special purpose district tax and withholding liabilities and obligations of Pacific or any of its respective Affiliates with respect to periods prior to the Receivership Period, and any interest, additions to tax, fines or penalties thereon or with respect to returns filed or required to be filed in connection therewith (including, without limitation, any recapture and including any amounts due of which may come due and owing under applicable Law); (vi) any liability arising from the termination, discharge, lay-off or other separation from employment of Pacific’s or any of its respective Affiliates’ employees prior to the Receivership Period, except as otherwise set forth in this Agreement; (vii) any liability or obligation arising as a result of any grievances or any unfair labor practice charges, any Equal Employment Opportunity Commission claims, wage and hour claims, and unemployment compensation claims, in each case for periods prior to the Receivership Period; (viii) liability incurred or accrued prior to the Receivership Period for any workers’ compensation premiums or claims pertaining to periods prior to the Receivership Period or for any common law or statutory claim by an employee or any other person for any injury, occupational disease, aggravation of a previously existing injury or disease; (ix) liabilities arising from any claims by third parties for personal injury or property damage arising out of events occurring prior to the Receivership Period as a result of any violation of Environmental Laws; (x) except as otherwise provided in Section 4.7 of this Agreement, liabilities or obligations of Pacific or its Affiliates for brokerage or other commissions relating to the transactions contemplated herein; (xi) liabilities relating to or arising from any contracts between Pacific and any of its Affiliates; (xii) liabilities relating to or arising from post-retirement health care benefits owed or to be owed by Pacific or its Affiliates to any employees or former employees, as the case may be, for employment relating to the period prior to the Receivership Period; (xiii) liabilities under or in connection with any Employee Benefit Plan incurred or accrued prior to the Receivership Period; (xiv) any other liabilities arising from Pacific’s or its Affiliates’ employees’ employment, whether imposed by operation of an Employment Agreements or contracts, employee manuals or handbooks or personnel policies or otherwise, including, but not limited to, any wage claims, holiday, vacation, personal day and sick pay benefits, severance or layoff benefits, employee health (including claims for COBRA coverage), welfare and pension plan benefits, Section 401(k) of the Code and profit sharing and bonus plan benefits, WARN obligations, pending grievances and/or arbitrations back pay and/or benefits, any other Taft-Hartley Fund benefits, pension fund withdrawal liability, workers’ compensation liabilities, savings bonds and wage garnishments or assignments, union agency fees, union dues, employment discrimination, wrongful termination or similar claims incurred or accrued before the Receivership Period; (xv) any security and other deposits, advance or prepaid rents, and key money (including any interest thereon) not prorated pursuant to this Agreement and held by Pacific (and not Receiver or Existing Manager) from tenants of the Hotel with leases in effect as of the Closing; (xvi) any liability or obligation for

Exhibit “A”-4

advance bookings if any deposits related thereto are not prorated pursuant to this Agreement and are held by Pacific (and not Receiver or Existing Manager); (xvii) any outstanding gift certificates, gift cards and other such items issued prior to the Receivership Period that allow third parties to use rooms and other items at no charge or at discounted rates that are not included within the definition of Post-Closing Accruals; (xviii) to the extent not included within the definition of Post-Closing Accruals, any liability with respect to goods and services or the purchase of goods and services to the extent such goods were delivered at the Hotel or the services were rendered prior to the Receivership Period; (xix) to the extent not included within the definition of Post-Closing Accruals, all liability for Pacific’s purchase money obligations whether structured as debt, lease or otherwise (other than the Existing Loan and the Restructured Loan); and (xx) all liabilities or obligations for due bill contracts or other “trade out” liabilities not included within the definition of Post-Closing Accruals and incurred prior to the Receivership Period.  Notwithstanding anything to the contrary in this definition or in this Agreement, “Excluded Liabilities” shall not include any amounts or claims relating to the Existing Loan or the Restructured Loan.

“Existing Loan” shall mean that certain loan in the original principal amount of Twenty-Four Million Four Hundred Eighty Thousand Five Hundred Dollars ($24,480,500) as evidenced by that certain Promissory Note dated May 17, 2006 by Pacific for the benefit of OWB (as successor-in-interest to LaJolla Bank, FSB) and evidenced by the Existing Security Instrument.

“Existing Management Agreement” means that certain Hotel Management Agreement dated March 23, 2011 by and between Receiver and Existing Manager.

“Existing Manager” shall have the meaning set forth in Recital B.

“Existing Security Instrument” means that certain Construction Deed of Trust dated as of May 17, 2006 and recorded on May 25, 2006 as Instrument No. 2006-0358079 in the Official Records of San Bernardino County, California, executed by Pacific for the benefit of OWB (successor-in-interest to La Jolla Bank, FSB), as modified by that certain Modification of Deed of Trust dated as of December 1, 2006 and recorded December 22, 2006 as Instrument No. 2006-0883009 in the Official Records.

“Expert” means an independent, nationally (U.S.) recognized consulting firm or individual with expertise in the operation of hotel, resorts and restaurants facilities who is qualified to resolve the issue in question, and who is appointed in each instance pursuant to and in accordance with Section 4.10.

“Federal Bankruptcy Code” shall have the meaning set forth in Section 5.4.3.

“FF&E” means all tangible personal property and fixtures of any kind (other than personal property owned by guests or tenants of the Hotel) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Hotel as of the Effective Date, including, without limitation, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical,

Exhibit “A”-5

air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors an equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bard equipment, apparatus and utensils.

“FF&E Reserve” shall have the meaning set forth in Section 3.1.21.

“Forecast Budget” shall have the meaning set forth in Section 6.16(g).

“Gemstone” shall have the meaning set forth in Section 6.1.12.

“Gemstone Settlement” shall mean the terms of that certain Third Amendment to Termination Agreement dated as of May 31, 2012 by and between Pacific and Gemstone, evidencing the final settlement agreement between Pacific and Gemstone.

“Governmental Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, or any state, county, city or other political subdivision, arbitrator or any judicial or quasi-judicial tribunal of competent jurisdiction.

“Halo” shall have the meaning set forth in Section 4.7.

“Hazardous Materials” means (i) substances that are defined or listed in, or otherwise classified pursuant to, any applicable law or regulations as “hazardous substances,” hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants” or other similar term intended to define, list or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”, (ii) oil, petroleum or petroleum derivative substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any flammable substances or explosives or any radioactive materials, (iv) asbestos in any form, (v) polychlorinated biphenyls, (vi) mold, mycotoxins or microbial matter (naturally occurring or otherwise) and (vii) infectious waste.

“Holdback” shall have the meaning set forth in Section 5.6.

“Hotel” shall have the meaning set forth in Recital B.

“Income Events” shall have the meaning set forth in Section 2.1.3.

Exhibit “A”-6

“Indemnitees” shall have the meaning set forth in Section 4.7.

“Indemnity Obligations” shall have the meaning set forth in Section 5.4.1.

“Intangible Property” means all intangibles owned and used by Pacific in the ownership and operation of the Hotel.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, confidential information, know-how, technology, processes, designs and all documentation relating to any of the foregoing; (ii) works of authorship and art in any media, and all copyrights, copyright registrations and applications therefor, and all other rights, including authors’ or moral rights, corresponding thereto throughout the universe; (iii) all computer software not purchased from or licensed by a third party to the Venture, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (iv) all trademarks, service marks, trade dress, trade names, designs, logos, slogans and general intangibles of like nature, including those existing under common law and all registrations and applications therefor throughout the universe, and all goodwill associated with or symbolized by any of the foregoing; (v) all Internet domain names; (vi) with respect to all of the foregoing, all rights, benefits, privileges, causes of action and remedies, including the right to bring an Action in law for infringement or other impairment of rights, benefits or privileges, including the right to receive and retain damages, proceeds or any other legal or equitable protections; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the universe.

“IRS” shall mean the Internal Revenue Service.

“Laws” means all laws, statutes, treaties, rules, codes, ordinances, regulations, restrictions, official guidelines, policies, directives, interpretations, Permits or like action of any applicable Governmental Authority.

“Leases” shall have the meaning set forth in Section 3.1.12.

“LLC Agreement” shall have the meaning set forth in Section 2.1.3.

“Losses” shall have the meaning set forth in Section 5.4.1.

“Material Damage” means damage that is reasonably estimated to cost in excess of Five Hundred Thousand Dollars ($500,000) to repair.

“Material Taking” means the permanent taking, or temporary taking of such portion of the Property (or access thereto) that includes any portion of the Hotel, or results in a taking of any of the portion of the Property that is reasonably likely to interfere in the operation of the Hotel.

“Monthly Projections” shall have the meaning set forth in Section 6.1.16(f).

Exhibit “A”-7

“Multiemployer Plan” shall have the meaning set forth in Section 3.1.9(c).

“New Franchise Agreement” shall means that certain Autograph Collection Hotel Franchise Agreement dated as of the date hereof by and between New Franchisor and TRS.

“New Franchisor” shall mean MIF, L.L.C., a Delaware limited liability company, or such other licensed brand as the Parties may approve in their sole discretion.

“New Management Agreement” shall have the meaning set forth in Section 2.1.2.

“New Manager” shall mean Crescent Hotels & Resorts, LLC or such other hotel manager as the Parties may approve in their sole discretion.

“Operating Lease” shall have the meaning set forth in Section 6.1.10.

“Other Plans” shall have the meaning set forth in Section 3.1.9(a).

“Other Retained Tax Obligations” shall have the meaning set forth in Section 3.1.3(c).

“Outside Closing Date” shall have the meaning set forth in Section 2.2.

“OWB” means OneWest Bank FSB.

“Pacific” shall have the meaning set forth in the Preamble.

“Pacific Contribution” shall have the meaning set forth in Section 2.1.1.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Permit” means all licenses, permits, consents, authorizations, approvals, certificates of occupancy, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents granted or issued by any Governmental Authority.

“Permitted Exceptions” shall have the meaning set forth in Section 2.3.2.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, organization, trust, union, association or Governmental Authority.

“Post-Closing Accruals” means all accounts payable, accrued and unpaid expenses, debt service payments, security deposits and similar obligations which accrue after the Cut-Off Time.

“Post-Closing Balance Sheet” shall have the meaning set forth in Section 4.2.1(a).

“Proceeding” shall have the meaning set forth in Section 5.4.2.

Exhibit “A”-8

“Property” shall have the meaning set forth in Recital A.

“Receiver” shall have the meaning set forth in Recital B.

“Receivership Period” shall have the meaning set forth in Recital B.

“Related Parties” shall have the meaning set forth in Section 5.4.1.

“Representations and Warranties” shall have the meaning set forth in Section 5.4.1.

“Restructured Loan” means the Existing Loan as amended and modified pursuant to the Amended and Restated Loan Documents and secured by the Existing Security Instrument as modified by that certain Second Modification of Deed of Trust dated as of the date hereof by the Venture for the benefit of OWB.

“Retained Liabilities” shall have the meaning set forth in Section 3.1.2.

“Retained Payables” means collectively, the Retained Liabilities, the Retained Sales Tax Obligations, the Other Retained Tax Obligations.

“Retained Sales Tax Obligations” shall have the meaning set forth in Section 3.1.3(b).

“Rooms Ledger” means the final night’s room revenue for each of the respective Hotel (revenue from rooms occupied as of 6:00 a.m. on the Closing, exclusive of food, beverage, telephone and similar charges charged or incurred as of the Cut-Off Time which shall be retained by Pacific with the Venture entitled to any such charges charged or incurred after the Cut-Off Time), including any Sales Taxes, room taxes or other taxes thereon.

“Rules” shall have the meaning set forth in Section 4.10.

“Sales Taxes” shall have the meaning set forth in Section 3.1.3(b).

“Subsidiary” or “Subsidiaries” means any Person in which another Person, directly or indirectly through subsidiaries or otherwise, beneficially owns either (i) more than fifty percent (50%) of either the equity interests in; or (ii) any of the voting control of, such Person.

“Supplies” means all merchandise, supplies, inventory and other items used for the operating and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Hotel, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationary, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding, guest cleaning, paper and other supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools,

Exhibit “A”-9

health clubs, spas, fitness centers, indoor or outdoor sports facilities (e.g., tennis courts), restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Surviving Obligations” shall have the meaning set forth in Section 2.2.

“Tax” or “Taxes” means any income, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, occupancy, transient occupancy, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, or other tax, charge, assessment, duty, levy, compulsory loan, business or occupation (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein.

“Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Title Company” shall have the meaning set forth in Section 2.3.2.

“Title Endorsements” shall have the meaning set forth in Section 2.3.2.

“Title Exceptions” shall have the meaning set forth in Section 2.3.2.

“Title Policy” shall have the meaning set forth in Section 2.3.2.

“Title Report” shall have the meaning set forth in Section 2.3.2.

“Transfer Taxes” shall have the meaning set forth in Section 4.1.1.

“TRS” shall have the meaning set forth in Recital E.

“TRS Bylaws” shall have the meaning set forth in Section 6.1.9.

“Uniform System” means the Uniform System of Accounts for the Lodging Industry that is published by the Hotel Association of New York City, Inc. and approved by the American Hotel & Motel Association, in effect at the time in question (currently, the 10th Revised Edition, 2006).

“WCP” means Watermark Capital Partners, LLC, a Delaware limited liability company.

Exhibit “A”-10

EXHIBIT “B”

LEGAL DESCRIPTION

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL 1:

LOT 3 OF TRACT 10908, IN THE COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 151, PAGES 95, 96 AND 97 INCLUSIVE, OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTING THEREFROM THOSE PORTIONS CONVEYED TO THE STATE OF CALIFORNIA BY DEED RECORDED APRIL 20, 1982 AS INSTRUMENT NO. 82-076963 OF OFFICIAL RECORDS.

ALSO EXCEPTING THAT PORTION OF LOT 3 DESCRIBED IN QUITCLAIM DEED TO ARROWHEAD VILLAS, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY, RECORDED MAY 15, 1997 AS INSTRUMENT NO. 19970172660, OFFICIAL RECORDS.

PARCEL 2:

THE EASEMENT CREATED BY THAT CERTAIN COMMERCIAL DEVELOPMENT EASEMENTS AGREEMENT RECORDED OCTOBER 31, 1975 IN BOOK 8796, PAGE 247 OF OFFICIAL RECORDS, OVER THE PROPERTY DESCRIBED THEREIN AS PARCELS S-14 AND S-15.

EXCEPT THAT PORTION CONVEYED TO ARROWHEAD LAKE ASSOCIATION BY QUITCLAIM DEED RECORDED AUGUST 31, 1984 AS INSTRUMENT NO. 84-210590 OF OFFICIAL RECORDS.

PARCEL 3:

THE EASEMENT RESERVED IN THAT CERTAIN DEED (THE “DEED”) FROM BOISE CASCADE HOME AND LAND CORPORATION AND ARROWHEAD DAM CORPORATION TO ARROWHEAD LAKE ASSOCIATION, RECORDED OCTOBER 31, 1975 IN BOOK 8796 PAGE 164 OF OFFICIAL RECORDS, OVER THAT CERTAIN REAL PROPERTY COMMONLY KNOWN AS LAKE ARROWHEAD (“LAKE ARROWHEAD”) AND MORE PARTICULARLY DESCRIBED IN EXHIBIT 1 TO SAID DEED, APPURTENANT TO THE USE OF THE PROPERTY DESCRIBED IN EXHIBIT “1-A” TO THE DEED AS PARCELS S-14 AND S-15 (THE “SHORELINE PARCELS”), FOR SWIMMING, RECREATION AND RELATED PURPOSES INCIDENTAL TO THE USE AND OPERATION OF THE SHORELINE PARCELS AS COMMERCIAL BEACH OPEN TO THE PUBLIC.

PARCEL  4:

A NON-EXCLUSIVE EASEMENT RESERVED IN THE DEED (AS DEFINED IN PARCEL 3 ABOVE) OVER LAKE ARROWHEAD (AS DEFINED IN PARCEL 3 ABOVE)APPURTENANT TO THE USE OF THE PROPERTY DESCRIBED IN EXHIBIT “1-A” TO THE DEED AS PARCELS S-14 AND S-15 (THE ABOVE SHORELINE PARCELS) TO PLACE, USE, MAINTAIN, REPAIR, RELOCATE, REPLACE AND RECONSTRUCT FLOATS, RAFTS AND

Exhibit “B”

OTHER RECREATIONAL EQUIPMENT AND FACILITIES WITHIN 150 FEET OF ANY POINT ALONG THE EASTERLY OR WESTERLY SHORELINE OF THE SHORELINE PARCELS OR WITHIN 100 FEET OF ANY POINT ALONG THE NORTHERLY SHORELINE OF THE SHORELINE PARCELS.

PARCEL  5:

THE EASEMENT FOR ROADWAY AND VEHICULAR INGRESS AND EGRESS GRANTED TO CENTRAL CAPITAL DEVELOPMENT COMPANY IN THAT CERTAIN PARKING LOT, ROADWAY AND CONSERVATION EASEMENTS (BURNT MILL BEACH) RECORDED AUGUST 31, 1984 AS INSTRUMENT NO. 84-210595 OF OFFICIAL RECORDS AND AS INSTRUMENT NO. 84-210596 OF OFFICIAL RECORDS, OVER THE PROPERTY THEREIN DESCRIBED AS

PARCEL C.

PARCEL  6:

AN EASEMENT CREATED BY THAT CERTAIN AGREEMENT (HOTEL BEACH) FOR THE PURPOSE THEREIN AND OVER THE PROPERTY THEREIN DESCRIBED RECORDED AUGUST 31, 1984 AS INSTRUMENT NO. 84-210588 OF OFFICIAL RECORDS.

PARCEL  7:

A NON-EXCLUSIVE EASEMENT FOR PEDESTRIAN AND VEHICULAR INGRESS, EGRESS AND MOVEMENT OVER THAT CERTAIN PRIVATE ROADWAY SYSTEM LOCATED ON TRACT NO. 10908, IN THE COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 151, PAGES 95 TO 97 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, AS ESTABLISHED, DESCRIBED AND DEPICTED BY THE DECLARATION OF  PROTECTIVE COVENANTS, CONDITIONS AND RESTRICTIONS AND EASEMENTS EXECUTED BY GRANTOR ON DECEMBER 19, 1980, AND RECORDED IN THE OFFICE OF THE COUNTY RECORDER OF SAID SAN BERNARDINO COUNTY, STATE OF CALIFORNIA, ON DECEMBER 29, 1980 AS INSTRUMENT NO. 80-295716 OF OFFICIAL RECORDS.

PARCEL  8:

A NON-EXCLUSIVE EASEMENT FOR ROADS AND DRIVES FOR VEHICULAR AND PEDESTRIAN INGRESS AND EGRESS OVER THE COMMON AREA AND DRIVES OF TRACT 15333 AS PER MAP RECORDED ON FILE IN BOOK 264 PAGES 94 AND 95 OF MAPS, AS SET FORTH IN DECLARATION OF RECIPROCAL EASEMENTS, RECORDED DECEMBER 12, 1996 AS INSTRUMENT NO. 456039 OFFICIAL RECORDS.

PARCEL  9:

THAT CERTAIN DOCK-SITE OR DOCK RIGHTS DESIGNATED AS HILTON 12-SHIP ACCOMMODATION DOCK, NUMBER 4324 AND HILTON 18 BOAT SLIP RIGHTS, NUMBER 4325, ON A MAP OF LAKE ARROWHEAD, MAINTAINED IN THE OFFICES OF THE ARROWHEAD LAKE ASSOCIATION AT LAKE ARROWHEAD CALIFORNIA, TO BE USED AS A PORTION OF THE INSURED ESTATE IN AND TO THAT CERTAIN REAL

Exhibit “B”-2

PROPERTY DESCRIBED IN PARCEL 1 HEREIN, AS SET FORTH IN DOCUMENTS RECORDED SEPTEMBER 7, 1990 AS INSTRUMENT NOS. 358344 AND 358346 BOTH OF OFFICIAL RECORDS.

END OF LEGAL DESCRIPTION

Exhibit “B”-3

EXHIBIT “C”

PROFORMA MARK-UP

See attached.

Exhibit “C”

EXHIBIT “D”

DRAFT CLOSING STATEMENT

See attached.

Exhibit “D”

EXHIBIT “E”

FORM OF LLC AGREEMENT

See attached.

Exhibit “E”

EXHIBIT “F”

FORM OF HOLDBACK ESCROW AGREEMENT

THIS HOLDBACK ESCROW AGREEMENT (this “Agreement”), dated as of July 9, 2012, is by and among FULTON VILLAGE GREEN INVESTORS, LLC, a California limited liability company (“Pacific”), CWI LAKE ARROWHEAD RESORT, LLC, a Delaware limited liability company (“CW”), and CHICAGO TITLE INSURANCE COMPANY, a California corporation (“Escrow Agent”).

RECITALS:

A.        WHEREAS, Pacific and CW entered into that certain Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”).  All initially capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Contribution Agreement.

B.         WHEREAS, pursuant to the Contribution Agreement, to secure payment and performance of Pacific’s for those certain Retained Payables as set forth in Section 5.6 of the Contribution Agreement, together with any other liabilities due and owing (including, without limitation, legal and/or accounting expenses incurred by CW), Pacific agreed to fund into an escrow account held by Escrow Agent, the sum (the “Holdback Amount”) of One Hundred Ninety-Eight Thousand Eighteen and 10/100 Dollars ($198,018.10), plus (i) any Ledgers’ accounts receivable collected by Pacific or the Venture, and (ii) any amount of the Asset Management Fee due and payable to Pacific for the initial twenty-four (24) months pursuant to that certain Limited Liability Company Operating Agreement dated as of the date hereof by and between Pacific and CW (the “LLC Agreement”).

C.        WHEREAS, CW and Pacific desire to appoint Escrow Agent as the escrow agent pursuant to this Agreement, and Escrow Agent is willing to act as escrow agent hereunder.

NOW THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

ARTICLE I.

APPOINTMENT OF ESCROW AGENT

The parties hereto hereby appoint the Escrow Agent to act as escrow agent hereunder, and the Escrow Agent hereby agrees to serve as escrow agent upon the terms and conditions set forth herein.

ARTICLE II.

ESCROW

2.1       Escrow.  Simultaneously with the execution and delivery of this Agreement, Pacific shall deposit the initial One Hundred Ninety-Eight Thousand Eighteen and 10/100 Dollars ($198,018.10) of the Holdback Amount with Escrow Agent.  The Holdback Amount, together with the interest thereon, shall be deposited by Escrow Agent into a federally insured, interest bearing account at [___________] (the “Holdback Account”).  Pacific covenants and agrees that any and all payments of the Asset Management Fee due and payable under the LLC Agreement shall be deposited into the Holdback Account for the initial twenty-four (24) months of the term of the LLC Agreement.  Escrow Agent hereby agrees that the Holdback Amount shall not be commingled with any other funds.

2.2       Appointment of Escrow Agent.  Pacific and CW hereby appoint Escrow Agent as escrow agent hereunder.  By signing below, Escrow Agent hereby acknowledges its receipt of the Holdback Amount from Pacific.  Escrow Agent shall hold, invest and disburse the Holdback Amount in accordance with the terms of this Agreement, which terms shall include, without limitation, the provisions of Section 3 below.  Pacific shall bear all costs associated with maintaining the Holdback Amount with Escrow Agent.  The escrow fees for the Holdback Amount shall be the one-time fee of Seven Hundred Fifty Dollars ($750) payable as of the date hereof, and Escrow Agent shall also be entitled to a fee of Fifty Dollars ($50) per disbursement of funds for each disbursement of funds from this Holdback Escrow, which fees shall be paid from the Holdback Amount.

2.3       Disbursement of Holdback Amount.

(a)        At such time as Pacific and/or CW asserts, in good faith, a claim for disbursement of funds from the Holdback Escrow to pay a Retained Payable and/or an Indemnity Obligation in accordance with Section 5.6 of the Contribution Agreement and the terms and conditions of this Agreement, such requesting party shall give written notice thereof (the “Disbursement Request”) to the other party and Escrow Agent.  Any Disbursement Request submitted by Pacific must include a copy of a written payment demand and release duly executed by Pacific and such payee and setting forth the respective Retained Payable to be paid and providing a full release of Pacific and the Hotel from any and all claims and liabilities in connection with such Retained Payable, in a form and with terms and conditions acceptable to Pacific (the “Demand and Release”).  Except as expressly permitted hereunder, CW shall not contact or negotiate with any party that may be owed money under any of the Retained Payables; provided, however, that (i) in the event that Pacific is liable to the Venture for any Indemnity Obligations or to CW for any legal and/or accounting costs and expenses actually incurred by CW in connection with addressing the Retained Liabilities; and/or (ii) if Pacific’s failure to reach agreement with respect to any one or more Retained Payables and such non-payment will have or is likely to have a materially adverse effect on the Venture, the New Manager and/or the Hotel, CW shall deliver a Disbursement Request to Pacific and Escrow Agent.  The party receiving a Disbursement Request (the “Receiving Party”) shall have five (5) business days after receipt of the complete Disbursement Request to object to the disbursement of the Holdback Amount requested by the party who delivered the Disbursement Request (the “Requesting Party”) by submitting a notice of objection (the “Objection Notice”) to the Requesting Party and Escrow Agent, which objection shall be solely on the grounds that the Receiving Party disagrees, in good faith, with the payees entitlement to the amount specified in the Disbursement Request (or, with respect to any Disbursement Request from Pacific, that Pacific has failed to provide the

Demand and Release as required under this Agreement); provided, however, that Pacific shall have no right to dispute any Disbursement Request by CW under clause (ii) of the immediately prior sentence that CWI reasonably determines such non-payment will have or is likely to have a materially adverse effect on the Venture, the New Manager and/or the Hotel.  If  a Receiving Party delivers the Objection Notice within such five (5) business day period, then Section 2.4 hereof shall apply with respect to Escrow Agent’s disbursement of the Holdback Amount.  If a Receiving Party does not deliver the Objection Notice to the Requesting Party and Escrow Agent within such five (5) business day period, then Escrow Agent shall disburse the amount specified in the Disbursement Request within three (3) business days following the expiration of such five (5) business day period.  Either party shall have the right to deliver multiple Disbursement Requests and receive multiple disbursements from the Holdback Escrow.  Notwithstanding the foregoing, if any such payee sues the Venture, CW or any of its affiliates and/or New Manager for the payment of any of the Retained Payables or if any such payee obtains a judgment against the Venture, CW or any affiliate and/or New Manager, CW shall have the right to make a Disbursement Request to Pacific and Escrow Agent in accordance with this Section 2.3(a) and Escrow Agent shall disburse the requested amounts from the Holdback Escrow within three (3) business days following receipt of the Disbursement Request from CW.

(b)        Notwithstanding any provision of Section 2.3(a) above to the contrary, if CW and Pacific jointly submit a Disbursement Request with regard to all or any portion of the Holdback Amount, Escrow Agent shall disburse the requested amounts from the Holdback Escrow within three (3) business days following its receipt of the joint Disbursement Request pursuant to the directions set forth therein.

(c)        On the date which is twenty-four (24) calendar months from the date hereof (the “Release Date”), Escrow Agent shall disburse the entire remaining Holdback Amount held in the Holdback Escrow to Pacific in accordance with instructions provided by Pacific; provided that, if prior to the Release Date, Escrow Agent has received one or more Disbursement Requests from CW but has not yet released the amounts set forth therein to CW, then Escrow Agent shall retain all such amounts in the Holdback Escrow and release to Pacific the balance of the Holdback Amount, if any.  Such amounts shall be retained in the Holdback Escrow by Escrow Agent until, with respect to each Disbursement Request, (i) the expiration of the five (5) business day period provided in Section 2.3(a) above with respect to a specific Disbursement Request, if no Objection Notice is delivered by Pacific to Escrow Agent within such five (5) business day period with respect to such Disbursement Request; (ii) Pacific and CW resolve any dispute with respect to any Objection Notice which has been timely provided by Pacific in accordance with Section 2.3(a) above pursuant to Section 2.4 below and jointly submit a Disbursement Request to Escrow Agent; (iii) Escrow Agent receives a judgment or decision by an Expert authorizing or directing the disbursement or release of escrowed funds from the Holdback Escrow; or (iv) a Disbursement Request is otherwise jointly submitted by CW and Pacific to Escrow Agent with respect to such funds.

2.4       Objection Notice Procedure.  If a Receiving Party timely provides an Objection Notice in accordance with Section 2.3(a) above, the following shall apply:

(a)        During the period commencing on the date of delivery of the Objection Notice and continuing through the thirtieth (30th) calendar day thereafter, Pacific and CW may exchange relevant information regarding the matters at issue in the applicable Disbursement Request and Objection Notice.  If prior to or upon the conclusion of such thirty (30) calendar day period, any portion of the amount reflected in the Objection Notice is not in dispute, Pacific and CW shall promptly deliver joint instructions to Escrow Agent (i) identifying which items (and their respective portion of the amount specified in the Disbursement Request) are not in dispute (the “Approved Amounts”); and (ii) confirming which items (and their respective portion of the amounts specified in the Disbursement Request) will remain in dispute (the “Disputed Amounts”) subject to the resolution by CW and Pacific or by an Expert pursuant to Section 2.4(b) below.  Escrow Agent shall, within three (3) business days following Escrow Agent’s receipt of such written agreement, disburse to the requesting party such Approved Amounts, without prejudice to the rights of either Pacific or CW as to the Disputed Amounts and/or the remaining Holdback Amount (if any).

(b)        If Pacific and CW are not able to mutually and consensually resolve the objection to the Disbursement Request set forth in the Objection Notice by the conclusion of the thirty (30)-day period described in Section 2.4(a) above, either Pacific or CW may submit such dispute to binding arbitration conducted by an Expert mutually approved by CW and Pacific, provided that, in the event that the parties are unable to agree upon an Expert within ten (10) business days, the Expert shall be appointed by JAMS within two (2) business days thereafter.  Any arbitration shall be conducted pursuant to the JAMS’ Comprehensive Arbitration Rules and Procedures (the “Rules”); provided, that no discovery shall be permitted other than pursuant to Rule 17(a) of the Rules.  Each party shall promptly, and in no event later than seven (7) days following appointment of the Expert, submit to the Expert their respective positions with respect to the Disputed Amounts, including their specific valuations or other proposed amounts in connection therewith.  The Expert shall be instructed by CW and Pacific to use its best efforts to make a reasoned final written determination within seven (7) days after the parties submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the Disputed Amounts, final and binding on the parties, of the Disputed Amounts presented to it.  The Expert shall rely solely on such written submissions by the Parties with respect to the matters at issue and shall not undertake an independent investigation.  No party (or any of their respective affiliates or representatives) shall have any ex parte communications or meetings with the Expert without the prior consent of the other party.  As part of the award, the Expert shall designate the party whose position is upheld, and such prevailing party, if any, shall recover from the other party all of its reasonably attorneys’ fees, costs and expenses, including its share of the fees and costs paid to the Expert, expert witness fees, compensation for in-house counsel, and all other fees, costs and expenses reasonably incurred in connection with the resolution of the Disputed Amounts.  For purposes of this Agreement, “Expert” shall mean an independent, nationally (U.S.) recognized consulting firm or individual with expertise in the operation of hotels, resorts and restaurants facilities who is qualified to resolve the issue in question, and who is appointed in each instance pursuant to and in accordance with this Section 2.4(b).

(c)        Escrow Agent is expressly authorized and instructed to comply with the final arbitration judgment or decision of the Expert, and in the case where Escrow Agent complies with such judgment or decision, it shall not be liable to either Pacific or CW by reason of such compliance.

ARTICLE III.

LIABILITY OF ESCROW AGENT

3.1       Liability of Escrow Agent.  Escrow Agent shall have no liability or obligation with respect to the Holdback Amount except for Escrow Agent’s willful misconduct or gross negligence.  Escrow Agent’s sole responsibility shall be for the safekeeping, and disbursement of the Holdback Amount in accordance with the terms of this Agreement.  Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein.  Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement.  In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages.  Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Holdback Amount, any account in which Holdback Amount is deposited, this Agreement or the Contribution Agreement, or to appear in, prosecute or defend any such legal action or proceeding.

3.2       Authorization of Escrow Agent.  The Escrow Agent is authorized and instructed to comply with orders issued or process entered by any court or the Expert with respect to the Holdback Amount, without determination by the Escrow Agent of such court’s jurisdiction in the matter.  If any portion of the Holdback Amount is at any time attached, garnished or levied upon under any court order, decision of the Expert or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court or the Expert affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, decision, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

3.3       Indemnification of Escrow Agent.  From and at all times after the date of this Agreement, CW and Pacific shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent, its parent company and/or any affiliated holding company and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Pacific and CW, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to the extent having resulted from the gross negligence or willful misconduct of such Indemnified Party.  The obligations of CW and Pacific under this Section 3.3 shall survive any termination of this Agreement.

ARTICLE IV.

MISCELLANEOUS

4.1       Assignment; Successors and Assigns; Third Parties.  Except as otherwise provided herein, neither CW nor Pacific shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party; provided, however, that CW or Pacific shall have the right to assign this Agreement to any assignee concurrently with a permitted assignment pursuant to Section 10.2 of the Limited Liability Company Operating Agreement dated as of the date hereof by and between Pacific and CW (the “LLC Agreement”).  Any conveyance, assignment or other transfer of any of Escrow Agent’s rights and obligations under this Agreement shall require express written consent of both CW and Pacific except as permitted in connection with a merger, consolidation or sale of all or substantially all of the assets of or by Escrow Agent or any of its parent companies so long as the surviving entity has sufficient assets and experience in handling escrows of this size and type.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their successors and permitted assigns.

4.2       Entire Agreement.  As between CW and Pacific, this Agreement, the Contribution Agreement and the LLC Agreement set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written.  In the event of any direct conflict of the terms of this Agreement with the terms of the Contribution Agreement and/or the LLC Agreement, the terms of the Contribution Agreement or LLC Agreement, as applicable, shall control and prevail; provided, however, with respect to the duties and obligations of Escrow Agent hereunder, this Agreement shall constitute the only agreement between the parties and Escrow Agent shall only be subject to the terms and conditions of this Agreement.

4.3       Severability.  If a provision of this Agreement is deemed to be contrary to law, that provision will be deemed separable from the remaining provisions of this Agreement, and will not affect the validity, interpretation or effect of the other provisions of either this Agreement or any agreement executed pursuant to it or the application of that provision to other circumstances not contrary to law.

4.4       Notices.  All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message, or Federal Express or other nationally recognized overnight delivery service.  Any notice shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by written notice to the other parties in accordance with this Agreement:

If to Pacific:

c/o Pacific Capital Investments

3741 Douglas Blvd., Suite 100

Roseville, CA 60045

Attention:  Tom Cologna

Telephone No.:  916.773.3300

Email:  thomasc@pac-cap.com

If to CW:

c/o Watermark Capital Partners, LLC
272 East Deerpath Rd., Suite 320
Lake Forest, IL 60045
Attention:  Michael Medzigian
Telephone No.: 847.482.8600
Email: medzigian@watermarkcap.com

Copy to:

Paul Hastings LLP
515 S. Flower Street, 25th Floor
Los Angeles, CA  90071
Attention:  Rick S. Kirkbride
Telephone No.:  213.683.6261
Email: rickkirkbride@paulhastings.com

If to Escrow Agent:

Chicago Title Insurance Company

4041 MacArthur Blvd., Suite 490

Newport Beach, CA 92660

Attention: Karen L. Price

Telephone No.:  949.724.3113

Email: karen.price@CTT.com

4.5       Expenses.  Except as otherwise provided for herein, each party shall be responsible for its own costs and expenses with respect to matters involving this Agreement.

4.6       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

4.7       Execution Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

4.8       Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction and interpretation hereof.

4.9       Attorneys’ Fees.  If any legal action is brought for the enforcement of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding (together with costs of enforcing any judgments or rulings), in addition to any other relief to which it may be entitled.  In all other matters arising hereunder, each party shall bear its own attorneys’ fees.

4.10     Further Assurances.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

4.11     No Waiver.  No failure on the part of CW or Pacific at any time to require the performance by the other of any provision of this Agreement shall in any way affect the party’s rights to require such performance, nor shall any waiver by any party of any provision hereof be taken or held to be a waiver of any other provision hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Holdback Escrow Agreement to be executed on its behalf as of the day and year first above written.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:
[Name]
[Title]

PACIFIC:

FULTON VILLAGE GREEN INVESTORS, LLC,
a California limited liability company

By:
[Name]
[Title]

CW:

CWI LAKE ARROWHEAD RESORT, LLC,
a Delaware limited liability company

By:
Michael G. Medzigian
Chief Executive Officer and President

EXHIBIT “G”

FORM OF NEW HOTEL MANAGEMENT AGREEMENT

See attached.

Exhibit “G”

EXHIBIT “H”

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

See attached.

Exhibit “H”

EXHIBIT “I”

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT AFFIDAVIT

CERTIFICATE OF NON FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which as legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee (buyer) that withholding of tax is not required upon the disposition of a U.S. real property interest by Fulton Village Green Investors, LLC, a California limited liability company (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.  Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).  Transferor is not a “disregarded entity” (as such term is defined in the Internal Revenue Code and Income Tax Regulations).

2.         Transferor’s U.S. employer identification number is ________________.

3.         Transferor’s office address is:

3741 Douglas Blvd., Suite 100
Roseville, California 95661

4.         Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii).

5.         Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee (buyer) and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has the authority to sign this document on behalf of Transferor.

Exhibit “I”

Executed as of the ___ day of June, 2012, at ____________, ______________.

TRANSFEROR:

FULTON VILLAGE GREEN INVESTORS, LLC,
a California limited liability company

By:
Name:
Title:

Exhibit “I”

EXHIBIT “J”

1.    Annual profit and loss statements, with full supporting schedules for the last five years, and audited financial statements for the Property for 2009 and 2010.

2.    Monthly profit and loss statements, with full supporting schedules for the past three years.

3.    Balance sheet for December 31, 2008, 2009 and 2010.

4.    Most recent year to date balance sheet as well as profit and loss statement with comparison to previous year.

5.    Metrics and statistics such as occupancy, average rate, RevPAR, etc. by month for the last three years.

6.    Capital expenditures for the period of January 1, 2006 through September 30, 2011, with any current estimates for future expenditures.

7.    Real and personal property tax bills for 2009, 2010, and 2011 as well as copies of any open appeals that have been prepared or filed.

8.    List of all insurance coverages, including cost and expiration.

9.    Preliminary report of title.

10.  Copies of all service contracts, leases, franchise or license agreements, permits, management agreements, union agreements, debt agreements and any instruments that the Venture is expected to assume.

11.  Copies of all trademarks, trade names, and copyrights.

12.  Copies of all recent (within the last three years) appraisals, market studies, engineering and soil reports.

13.  Copies of all environmental reports.

14.  Survey (as-built), legal description, architectural and engineering plans and specifications, as well as a site plan with zoning specifications.

15.  Recent health, fire, building and elevator inspection reports.

16.  Physical inventory of supplies, consumables, and inventories.

17.  Employee census listing all employees by name with corresponding position, salary or wage scale, benefits to which they are entitled, accrued benefits including vacation and any other payments.

18.  A summary of the health insurance program available to employees, including the scope of benefits offered, the cost of the insurance by employee with a breakdown of both the employer’s contribution and the employee’s contribution, and the claims experience for the last three years.

19.  A summary of workers’ compensation insurance coverage as well as a summary of claims experience for each of the last three years.

20.  Most recent group bookings pace report with comparison to previous three years.

21.  Detailed list of advanced reservations and bookings, including name of party, deposit received, rate guaranteed, dates, status, and other pertinent information.  Include copies of all contracts relative to future definite group bookings and corporate and locally negotiated rates.

22.  List of all purveyors and sources of supplies and services.

23.  Details of any pending or expected litigation as well as claims where litigation has not commenced including all employee claims.

24.  List of all tenants, rent rolls, deposits, and terms of lease.

25.  Copies of any contemplated renovation expansion or redevelopment programs, including scope of work, estimate cost of implementation, design schemes or programs, architectural renderings and any other reports related to a contemplated renovation.

26.  Management organization chart for all salaried employees, with notations identifying exempt and non-exempt employees.

27.  Copies of the 2009, 2010, and 2011 budgets and business plans, including the marketing, advertising and public relations plans.

28.  Market segmentation reports for each of the last three years showing average rates and room nights for each market segment.

29.  Loan documents related to the existing OneWest Bank loan.

30.  Term sheet related to the modification of the existing OneWest Bank loan.

33.  Cost estimate related to the expected renovation/PIP costs.

EXHIBIT “K”

OPERATING LEASE

See attached.

EXHIBIT “L”

See attached.

EXHIBIT “M”

AUDIT REQUEST MATERIALS

See attached.

EXHIBIT “N”

FORM OF AUDIT LETTERS

REPORT DATE

McGladrey LLP

1 South Wacker Drive

Suite 800

Chicago, IL 60606

In connection with your audits of the balance sheet of Fulton Village Green Investors, LLC (the “Company”) as of December 31, 2011 and 2010, and the related statements of income, changes in members’ equity and cash flows for the years then ended, we confirm that we are responsible for the fair presentation in the financial statements of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audit:

1.             The financial statements referred to above are fairly presented in conformity with accounting principles generally accepted in the United States of America.

2.             We have made available to you all financial records and related data and have responded truthfully to all inquiries made to you during your audits.

3.             We have no knowledge of fraud or suspected fraud affecting the Company involving:

a.             Management.

b.             Employees who have significant roles in the internal control.

c.             Others where the fraud could have a material effect on the financial statements.

4.             We acknowledge our responsibility for the design and implementation of programs and controls to provide reasonable assurance that fraud is prevented and detected.

5.             We have no knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, analysts, regulators, short sellers, or others.

6.             We are aware of no] significant deficiencies, including material weaknesses, in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.

7.             There have been no communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

8.             We have no plans or intentions that may materially affect the carrying value or classification of assets.  In that regard, long-lived assets, including intangibles, that are impaired or to be disposed of have been recorded at the lower of their cost or fair value.

9.             The following have been properly recorded and/or disclosed in the financial statements:

a.             Related-party relationships, transactions, and related amounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements, and guarantees, all of which have been recorded in accordance with the economic substance of the transactions.

b.             Liens or encumbrances on assets and pledges of assets.

c.             Amounts of contractual obligations for construction and/or purchase of real property, equipment, other assets, and intangibles.

d.             All significant estimates and material concentrations known to management that are required to be disclosed in accordance with the Risks and Uncertainties Topic of the FASB Accounting Standards Codification.  Significant estimates are estimates at the balance sheet date that could change materially within the next year. Concentrations refer to volumes of business, revenues, available sources of supply, or markets for which events could occur that would significantly disrupt normal finances within the next year.

e.             Assets and liabilities measured at fair value in accordance with the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification.

10.      We have evaluated the tax positions under the two-step approach for recognition and measurement of uncertain tax positions required by the Income Taxes Topic of the FASB Accounting Standards Codification and we believe there are no current and deferred assets and liabilities related to the accounting for income taxes.

11.      We are responsible for making the accounting estimates included in the [consolidated] [combined] financial statements.  Those estimates reflect our judgment based on our knowledge and experience about past and current events and our assumptions about conditions we expect to exist and courses of action we expect to take.  In that regard, adequate provisions have been made to reduce receivables to their estimated net collectable amounts.

12.      There are no:

a.             Material transactions that have not been properly recorded in the accounting records underlying the financial statements.

b.             Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.  In that regard, we specifically represent that we have not been designated as, or alleged to be, a “potentially responsible party” by the Environmental Protection Agency in connection with any environmental contamination.

c.             Other material liabilities or gain or loss contingencies that are required to be accrued or disclosed by the Contingencies Topic of the FASB Accounting Standards Codification.

d.             Derivative financial instruments.

e.             Guarantees, whether written or oral, under which the Company is contingently liable.

f.                 Arrangements with financial institutions involving compensating balances or other arrangements involving restrictions on cash balances.

g.             Lines of credit or similar arrangements.

h.             Agreements to repurchase assets previously sold.

i.                 Security agreements in effect under the Uniform Commercial Code.

j.                 Investments in debt and equity securities.

k.             Liabilities that are subordinated to any other actual or possible liabilities of the Company.

l.                 All leases and material amounts of rental obligations under long-term leases.

13.      We are not aware of any pending or threatened litigation, claims, or assessments, or unasserted claims or assessments that are required to be accrued or disclosed in the financial statements in accordance with the Contingencies Topic of the FASB Accounting Standards Codification, and we have not consulted a lawyer concerning litigation, claims, or assessments.

14.      The Company has satisfactory title to all owned assets.

15.      We have complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

16.      We are responsible for determining that significant events or transactions that have occurred since the balance sheet date and through [DATE OF MANAGEMENT’S EVALUATION AS DISCLOSED IN THE FINANCIAL STATEMENTS], have been recognized or disclosed in the financial statements.  No events or transactions [other than those disclosed in the [consolidated] [combined] financial statements] have occurred subsequent to the balance sheet date and through [DATE OF MANAGEMENT’S EVALUATION AS DISCLOSED IN THE FINANCIAL STATEMENTS] that would require recognition or disclosure in the [consolidated] [combined] financial statements.  We further represent that as of [DATE OF MANAGEMENT’S EVALUATION AS DISCLOSED IN THE FINANCIAL STATEMENTS], the financial statements were complete in a form and format that complied with accounting principles generally accepted in the United States of America, and all approvals necessary for issuance of the financial statements had been obtained.

17.      During the course of your audit, you may have accumulated records containing data that should be reflected in our books and records.  All such data have been so reflected.  Accordingly, copies of such records in your possession are no longer needed by us.

FULTON VILLAGE GREEN INVESTORS, LLC

[NAME OF CHIEF EXECUTIVE OFFICER AND TITLE OR EQUIVALENT]

[NAME OF CHIEF FINANCIAL OFFICER AND TITLE OR EQUIVALENT]

[LETTER DATE]

McGladrey LLP

1 South Wacker Drive

Suite 800

Chicago, IL 60606

In connection with your review of the interim financial information of Fulton Village Green Investors, LLC (the “Company”) as of March 31, 2012 and 2011 and the related statements of operations, changes in members’ equity and cash flows for the three months ended March 31, 2012 and 2011 for the purpose of determining whether any material modifications should be made to the interim financial information for it to conform with accounting principles generally accepted in the United States of America, we confirm that we are responsible for the fair presentation of the interim financial information in conformity with accounting principles generally accepted in the United States of America and Rule 8-03 of Regulation S-X.

We also confirm that we are responsible for establishing and maintaining effective internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in conformity with accounting principles generally accepted in the United States of America.

Certain representations in this letter are described as being limited to matters that are material.  Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, make it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, the following representations made to you during your review:

1.             The interim financial information referred to above is presented in accordance with accounting principles generally accepted in the United States of America applicable to interim financial information applied on a basis substantially consistent with the same period in the prior year, and, to the degree appropriate, the prior fiscal year.

2.             We have made available to you all:

a.             Financial records and related data.

b.             Minutes of the meetings of stockholders, directors, committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.  All significant board and committee actions are included in the summaries.

3.             There have been no communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices that could have a material effect on the interim financial information.

4.             We acknowledge our responsibility for the design and implementation of programs and controls to prevent and detect fraud.

5.             We have no knowledge of any fraud or suspected fraud affecting the Company involving:

a.             Management;

b.             Employees who have significant roles in the internal control; or

c.             Others where fraud could have a material effect on the interim financial information.

6.             We have no knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, analysts, regulators, short sellers, or others.

7.             We are aware of no significant deficiencies, including material weaknesses, in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize, and report financial information.

8.             During the Company’s most recent fiscal quarter, there were no changes in internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

9.             We have performed an evaluation of the effectiveness of the Company’s disclosure controls and procedures as required by the Securities Exchange Act as of March 31, 2012 and 2011.

10.      The Company has no plans or intentions that may materially affect the carrying value or classification of assets.

11.      The following have been properly recorded or disclosed in the interim financial information:

a.             Related-party transactions, including sales, purchases, loans, transfers, leasing arrangements and guarantees, and amounts receivable from or payable to related parties.

b.             Significant estimates and material concentrations known to management that are required to be disclosed in accordance with the Risks and Uncertainties Topic of the FASB Accounting Standards Codification.

12.      There are no:

a.             Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the interim financial information or as a basis for recording a loss contingency.  In that regard, we specifically represent that we have not been designated as, or alleged to be, a “potentially responsible party’’ by the Environmental Protection Agency in connection with any environmental contamination.

b.             Guarantees, whether written or oral, under which the Company is contingently liable.

c.             Other material liabilities or gain or loss contingencies that are required to be accrued or disclosed by the Contingencies Topic of the FASB Accounting Standards Codification.

13.     We are not aware of any pending or threatened litigation, claims or assessments, or unasserted claims or assessments that are required to be accrued or disclosed in accordance with the Contingencies Topic of the FASB Accounting Standards Codification, and we have not consulted a lawyer concerning litigation, claims or assessments.

14.      There are no material transactions that have not been properly recorded in the accounting records underlying the interim financial information.  There were no material period-end adjusting entries affecting prior annual or interim periods.

15.      The Company has satisfactory title to all owned assets and there are no liens or encumbrances on such assets; nor has any asset been pledged as collateral.

16.      The Company has complied with all aspects of contractual agreements that would have a material effect on the interim financial information in the event of noncompliance.

17.      We have responded fully to all inquiries made to us by you during your review.

18.      We reaffirm the representations made to you in our letter dated [DATE OF PREVIOUS AUDIT REPRESENTATION LETTER] related to the financial statements as of and for the period ended [BALANCE SHEET DATE OF LAST AUDIT] and to the best of our knowledge and belief, no events or transactions have occurred subsequent to [DATE THAT THE

AUDITED FINANCIAL STATEMENTS WERE ISSUED] that would require recognition or disclosure in the aforementioned financial statements as of the date of this letter.

We are responsible for determining that significant events or transactions that have occurred since the interim balance sheet date and through [DATE THAT THE INTERIM FINANCIAL INFORMATION WAS ISSUED] [E], have been recognized or disclosed in the interim financial information.  No events or transactions [other than those disclosed in the interim financial information] have occurred subsequent to the balance sheet date and through [DATE THAT THE INTERIM FINANCIAL INFORMATION WAS ISSUED] that would require recognition or disclosure in the interim financial information.

During the period covered by your engagement through ___________, neither the Company nor any of its affiliates has owned a direct or material indirect financial interest in __________.

During the course of your review, you may have accumulated records containing data that should be reflected in our books and records.  All such data have been so reflected.  Accordingly, copies of such records in your possession are no longer needed by us.

FULTON VILLAGE GREEN INVESTORS, LLC

[NAME OF CHIEF EXECUTIVE OFFICER AND TITLE OR EQUIVALENT]

[NAME OF CHIEF FINANCIAL OFFICER AND TITLE OR EQUIVALENT]

EXHIBIT “O”

DEED

See attached.

SCHEDULE 3.1.2(a)

APPROVED LIABILITIES

None.

SCHEDULE 3.1.2(b)

RETAINED LIABILITIES

1.                        Amounts due to Gemstone Hotels & Resorts pursuant to the Gemstone Settlement ($310,055.65).

2.                        Amounts due to Precision and/or in connection with or related to the arbitration between Pacific and Precision or the bond required under Section 6.1.3.

3.                        Any and all liabilities set forth on Schedule 3.1.7.

4.                        The following vendor payables:

VENDOR	AMOUNT OWED	DESCRIPTION AND STATUS OF WORK
Felderstein	$2,321.26	Advice regarding loan document provisions (Work completed).
Peter Glick	$51,573.24	Lead counsel in arbitration with Precision (Interim Arbitration award received).
Hemming Morse	$6,584.00	Expert witness for accounting issues in connection with the Precision arbitration (Work completed).
Elliott & Elliott	$13,573.38	Lead counsel in action against sub-contractors and PM International (Steve Crowder). Case in early stages.

5.                        The payables set forth on the aging report attached hereto.

SCHEDULE 3.1.3

RETAINED SALES TAX OBLIGATIONS

Tax Return for sales tax for March 2011 due to the Board of Equalization was not filed.  The Board of Equalization assessed the amount of $54,242.24 due.  Payment will be made prior to close.

OTHER RETAINED TAX OBLIGATIONS

Tax Return for Occupancy Tax due to the County of San Bernardino for the first quarter of 2011 was not filed.  San Bernardino County assessed the amount of $88,161 due based off of prior quarters.  This has been paid current.

SCHEDULE 3.1.7

PENDING LITIGATION

See attached.

SCHEDULE 3.1.8

PROPERTY AND/OR HOTEL VIOLATIONS

To Pacific’s knowledge, there are building permits that have not been signed off on by the county.  The arbitrator awarded Pacific $13,599 for this item.  (See Interim Award, page 25, line 28-24).

Pacific understands that CWI’s consultant reported no open permits after making inquiry at the county.

SCHEDULE 3.1.10

EMPLOYMENT CLAIMS/NON-COMPLIANCE

See attached.

SCHEDULE 3.1.11

CONTRACTS

Website Design Project Contract, dated November 9, 2011, by and between Allen & Goel Marketing Company and Lake Arrowhead Resort and Spa.

Equipment Maintenance Agreement, dated May 1, 2011, by and between American Telephone and LARC Associates, LLC d/b/a Lake Arrowhead Resort and Spa.

Master Maintenance Agreement, by and between Amtech Elevator Services and LARC Associates LLC d/b/a Lake Arrowhead Resort.

Lake Arrowhead Resort and Spa Audio Visual Services Agreement 2011, dated April 26, 2011, by and between Osman F. Bladon d/b/a Arrowhead Audio Visual Services, and LARC Associates, LLC d/b/a Lake Arrowhead Resort and Spa.

Membership Statement, dated February 7, 2011, with Arrowhead Lake Association.

License Agreement – Hotels and Motels, by and between American Society of Composers, Authors and Publishers (“ASCAP”), an unincorporated New York membership association, and LARC Associates LLC.

Agreement, dated April 22, 2011, by and between BMI and Larc Associates, LLC.

Service Agreement, dated April 26, 2011, by and between Chubb Fire 7 Security, LLC, and LARC Associates, LLC.

Lease Agreement, dated June 29, 2011, by and between Danwood and LARC Associates, LLC d/b/a Lake Arrowhead Resort & Spa.

Electronic Marketing and Services Agreement, dated May 24, 2007, by and between Digital Alchemy LLC and Lake Arrowhead Resort.

Agreement, dated June 2, 2011, by and between Elfiq Networks and Lake Arrowhead Resorts.

Agreement, dated March 26, 2007, by and between Glacier Laboratories, Inc. and Lake Arrowhead Resort.

Music Service Agreement, dated July 25, 2011, by and between Muzak LLC and Lake Arrowhead Resort.

Sales and Service Agreement, dated June 29, 2011, by and between Nestle Waters North America and Lake Arrowhead Resort.

OpenTable Client Agreement, dated March 22, 2011, by and between OpenTable, Inc., a Delaware corporation and LARC Associates LLC d/b/a Lake Arrowhead Resort and Spa.

Purchase Agreement, dated September 29, 2006, by and between PAR Springer-Miller Systems, Inc. and Fulton Village Green Investors, LLC.

Service Agreement, dated September 20, 2011, by and between Proclean Cleaning Services Inc. and Lake Arrowhead Resort.

Sesac Hotel, Motel & Resort Performance License, dated July 6, 2011, by and between Sesac LLC and

LARC Associates LLC d/b/a Lake Arrowhead Resort.

Pest Prevention Job Agreement, dated May 16, 2011, by and between Steritech and Lake Arrowhead Resort and Spa.

Preferred Partnership Agreement, dated December 1, 2011, by and between Tourico Holidays, Inc. and Lake Arrowhead Resort.

Master Services Agreement, dated May 1, 2011, by and between Travelclick and LARC Associates, LLC.

Commission Service Agreement, dated July 22, 2011, by and between Worldwide Payment Systems, S.A. and LARC Associates, LLC d/b/a Lake Arrowhead Resort & Spa.

Support Service and Maintenance Agreement, dated April 1, 2011, by and between Ze-Net Technologies, Inc. and LARC Associates, LLC d/b/a Lake Arrowhead Resort & Spa.

SCHEDULE 3.1.12

LEASES, CONCESSIONS OR OCCUPANCY AGREEMENTS

Equipment Leases

Neopost Postage Master Rental Agreement, dated June 2, 2011, by and between Neopost USA Inc. and LARC Associates, LLC d/b/a Lake Arrowhead Resorts.

Single Sided Equipment Lease Agreement, dated June 2, 2011, by and between Priority Mailing Systems, LLC and Lake Arrowhead Resort & Spa.

Lease Agreement, dated June 14, 2011, by and between Danwood and LARC Associates, LLC d/b/a Lake Arrowhead Resort & Spa.

Lease Agreement, dated June 29, 2011, by and between Danwood and LARC Associates, LLC d/b/a Lake Arrowhead Resort & Spa.

SCHEDULE 3.1.13

PERMITS

NAME	DATE
Board of Barbering and Cosmetology	Undated
State of California – Alcoholic Beverage License - On-Sale General Eating Place	03/01/2011
State of California – Alcoholic Beverage License - Caterer Permit	03/01/2011
State of California – Alcoholic Beverage License - Controlled Access Cabinet Permit	03/01/2011
Vehicle Registration – 2005 Chevy	07/07/2011
Vehicle Registration – 2006 Ford	09/27/2011
Boat Registration	11/9/2011
Occupational Safety and Health Inspection (Elevator Permits)	11/29/2011
San Bernardino County Health Permit	Undated
Building and Safety Department (Final Building Permit)	04/01/1983

SCHEDULE 3.1.14

The current insurance policies are in place by the Receiver.  These policies will be cancelled upon close.  Please see attached.

SCHEDULE 3.1.15

MATERIAL PERSONAL PROPERTY

Inventories were conducted by the Receiver as of the following dates:

FF&E:  4/18/2011

Linen:  5/31/2012

Beverage: 6/1/2012

Food: 5/31/2012

Spa Inventory:  6/4/2012

Aromas: 6/1/2012

China: 10/4/2011 and 5/1/2012

Mini Bar: 6/1/2012

SCHEDULE 3.1.17

See attached.

SCHEDULE 3.1.18

PAYMENT OF CONSTRUCTION CONTRACTS

See Precision arbitration matter as set forth in Schedule 3.1.2(b); Schedule 3.1.7 and Schedule 3.1.17.

See claim by Woodward Holdings LLC v. Pacific Capital Investments, Peter Hollingshead, Fulton Village Green Investors, LLC, Lake Arrowhead Resort LP and Lake Arrowhead Resort LLC as set forth on Schedule 3.1.7.

SCHEDULE 3.1.19

HAZARDOUS MATERIALS

None.